                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-109393

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 22, 2003)
                                2,700,000 SHARES

                                [LEXINGTON LOGO]
                     LEXINGTON CORPORATE PROPERTIES TRUST
             6.50% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
                    LIQUIDATION PREFERENCE $50.00 PER SHARE

    We are offering 2,700,000 preferred shares of beneficial interest, classified as 6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share ("Series C Preferred Shares"). We will pay cumulative dividends on the Series C Preferred Shares from and including the date of original issuance in the amount of $3.25 per share each year, which is equivalent to 6.50% of the $50.00 liquidation preference per share. Dividends on the Series C Preferred Shares will be payable quarterly in arrears, beginning on February 15, 2005. Our only other preferred shares of beneficial interest outstanding as of the date of this prospectus supplement are 3,160,000 shares of our 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share ("Series B Preferred Shares") with a liquidation preference of $25.00 per share. The Series B Preferred Shares rank on parity with the Series C Preferred Shares.

    Holders may convert the Series C Preferred Shares into our common shares subject to certain conditions. The conversion rate will initially be 1.8643 common shares per Series C Preferred Share, which is equivalent to an initial conversion price of $26.82 per common share. The conversion rate will be subject to adjustment upon the occurrence of specified events. Upon conversion (pursuant to a voluntary conversion or the Company Conversion Option) of the Series C Preferred Shares, we may choose to deliver the conversion value, as defined, to investors in cash, our common shares, or a combination of cash and our common shares.

    If certain fundamental changes occur, holders may require us in certain circumstances to repurchase all or part of their Series C Preferred Shares. In addition, upon the occurrence of certain fundamental changes, we will under certain circumstances increase the conversion rate by a number of additional common shares or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate upon the Series C Preferred Shares becoming convertible into shares of the public acquiring or surviving company, in each case described herein.

    On or after November 16, 2009, we may, at our option, cause the Series C Preferred Shares to be automatically converted into that number of common shares that are issuable at the then prevailing conversion rate. We may exercise our conversion right only if, for twenty (20) trading days within any period of thirty (30) consecutive trading days (including the last trading day of such period), the closing price of our common shares equals or exceeds 125% of the then prevailing conversion price of the Series C Preferred Shares.

    Investors in our Series C Preferred Shares will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six
(6) or more quarters and under certain other circumstances.

    Our Series C Preferred Shares are subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See "Description of Series C Preferred Shares -- Restrictions on Ownership" beginning on page S-39 of this prospectus supplement and "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions" beginning on page 20 of the accompanying prospectus for more information about these restrictions.

    No market currently exists for our Series C Preferred Shares. We have applied to list our Series C Preferred Shares on the New York Stock Exchange (the "NYSE") under the symbol "LXP-----pc," subject to official notice of issuance. We expect trading on the NYSE to commence within thirty (30) days after the initial delivery of the Series C Preferred Shares. Our common shares of beneficial interest currently trade on the NYSE under the symbol "LXP." Our Series B Preferred Shares trade on the NYSE under the symbol "LXP-----pb." On December 2, 2004, the last reported sale price of our common shares on the NYSE was $22.35 per share.

    The underwriter has an option to purchase up to an additional 400,000 Series C Preferred Shares from us within thirty (30) days from the date of this prospectus supplement to cover over-allotments, if any.

    Investing in our Series C Preferred Shares involves certain risks. See "Risk Factors" beginning on page S-10 of this prospectus supplement.

                                                              PER SHARE      TOTAL
                                                              ---------   ------------
Public offering price.......................................  $50.0000    $135,000,000
Underwriting discount.......................................  $ 1.3125    $  3,543,750
Proceeds, before expenses to us.............................  $48.6875    $131,456,250

    The underwriter expects that the Series C Preferred Shares will be ready for delivery solely in book-entry form through The Depository Trust Company on or about December 8, 2004.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

                                  Sole Manager

                            BEAR, STEARNS & CO. INC.
          The date of this prospectus supplement is December 3, 2004.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     All references to "we," "our" and "us" in this prospectus supplement means Lexington Corporate Properties Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term "you" refers to a prospective investor.

     When used in this prospectus supplement, the phrase "funds from operations," or FFO, which is a commonly used measurement of the performance of an equity real estate investment trust, or REIT, as defined by the National Association of Real Estate Investment Trusts, Inc., is net income (or loss) computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3, of which the accompanying prospectus forms a part, under the Securities Act of 1933, as amended. As permitted by the rules and regulations of the Commission, and as stated in the accompanying prospectus, this prospectus supplement sets forth the specific terms of the Series C Preferred Shares being offered and updates certain information included in the accompanying prospectus. TO THE EXTENT THAT ANY SUBJECT MATTER IS ADDRESSED IN BOTH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT SUPERSEDES THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

     Certain information included or incorporated by reference in this prospectus supplement and the accompanying prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically, adverse developments with respect to our tenants, legislative/regulatory changes including changes to laws governing the taxation of REITs, availability of debt and equity capital, changes in interest rates, competition, supply and demand for properties in our current and proposed market areas, policies and guidelines applicable to REITs and the other factors described under the heading "Risk Factors" beginning on page S-10 of this prospectus supplement. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus supplement.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our Series C Preferred Shares, you should read this entire prospectus supplement and the accompanying prospectus carefully, especially "Risk Factors" beginning on page S-10 of this prospectus supplement and "Available Information" beginning on page S-55 of this prospectus supplement, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as provided in "Incorporation of Information We File with the SEC" beginning on page S-57 of this prospectus supplement. Unless otherwise indicated, (i) all financial and property information is presented as of September 30, 2004 and (ii) we assume the underwriter's over-allotment option to purchase up to an additional 400,000 Series C Preferred Shares is not exercised.

                                  THE COMPANY

     We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Maryland. Our common shares and Series B Preferred Shares are traded on the New York Stock Exchange under the symbols "LXP" and "LXP-----pb," respectively. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance. As of September 30, 2004, we had ownership interests in 138 properties, located in 34 states and containing an aggregate of approximately 30.0 million net rentable square feet of space. Thirty-three of these properties, containing approximately 10.1 million net rentable square feet of space, were held through joint ventures with third parties. Approximately 98.8% of the net rentable square feet was leased.

     We grow our portfolio primarily by acquiring properties that are already subject to a net lease. We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that this diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. As part of our ongoing efforts, we expect to continue to effect portfolio and individual property acquisitions and dispositions, expand existing properties, attract investment grade and other quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable. Additionally, we enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

     Our principal executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10119, our telephone number is (212) 692-7200 and our Internet address is http://www.lxp.com. NONE OF THE INFORMATION ON OUR WEBSITE THAT IS NOT OTHERWISE EXPRESSLY SET FORTH IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING BASE PROSPECTUS IS A PART OF THIS PROSPECTUS.

                              RECENT DEVELOPMENTS

GENERAL DEVELOPMENTS (ON AND SUBSEQUENT TO SEPTEMBER 30, 2004)

     Lexington/Lion Joint Venture. On September 30, 2004, we expanded our joint venture with Clarion Lion Properties Fund, LLC, or "Clarion," by obtaining additional capital commitments of $25.7 million and $60.0 million from us and Clarion, respectively. The new commitments bring the total equity committed to the joint venture ("Lexington/Lion") to $185.7 million and increase its acquisition capacity by approximately $210 million, assuming 60% mortgage financing.

     Dividend Declaration. On October 14, 2004, we announced that our board of trustees had declared a dividend of $0.35 per common share payable November 15, 2004 to common shareholders of record as of

October 29, 2004. Our board of trustees also declared a dividend of $0.503125 per Series B Preferred Share payable November 15, 2004 to Series B Preferred shareholders of record as of October 29, 2004.

     VarTec Telecom, Inc. Bankruptcy. On November 1, 2004, the tenant in our Dallas, Texas property, VarTec Telcom, Inc., filed for Chapter 11 bankruptcy. The lease, which expires September 2015 and covers 249,452 square feet, or approximately 0.8% of our total square footage as of September 30, 2004, provides for approximately $3.5 million in annual rental revenue, which represented approximately 2.7% of our consolidated rental revenue for twelve months ended September 30, 2004. As of September 30, 2004, the property had a net book value of $28.9 million and we had deferred rent receivable and deferred loan and lease costs of approximately $1.6 million and $1.5 million, respectively. As of the date of this prospectus supplement, the property is encumbered by a $21.0 million non-recourse mortgage which bears a fixed annual interest at 7.49%, provides for annual debt service of approximately $2.0 million and matures in December 2012 when a balloon payment of approximately $16.0 million is due. In addition, we have issued a $2.5 million letter of credit to the lender as additional collateral for the loan.

     On November 24, 2004, VarTec Telcom, Inc. filed a motion in the U.S. Bankruptcy Court in the Northern District of Texas to reject the lease for the property. A hearing on the motion has been set for December 17, 2004. As a result of the rejection of the lease, we will incur a fourth quarter non-cash charge of approximately $2.8 million due to the write-off of deferred rent receivable and unamortized lease costs. However, based on the information currently available, we do not expect to record an impairment charge relating to the real estate.

PROPERTY ACQUISITIONS AND DISPOSITIONS (SUBSEQUENT TO SEPTEMBER 30, 2004)

  ACQUISITIONS

     Los Angeles, California. On December 1, 2004, we acquired an 83,252 square foot single-story office/flex facility on a 4.4 acre site in Los Angeles, California for approximately $17.9 million. Playboy Enterprises, Inc. net leases 63,049 square feet of space in the facility through October, 2012. Sony Electronics, Inc. leases 20,203 square feet of space in the facility through August, 2009. The purchase price was paid entirely with cash.

     Rancho Cordova, California. On October 20, 2004, we announced that Lexington/Lion acquired a 158,582 square foot two-story facility located on an 11-acre site in Rancho Cordova, California for approximately $31.8 million. The facility is leased to Progressive Casualty Insurance Company under a net lease through July, 2012, with average annual rent of $2.8 million. The facility is encumbered by a non-recourse mortgage of approximately $17.4 million, bearing interest at a fixed annual rate of 7.28%, and maturing September 2014.

     Lenexa, Kansas. On November 11, 2004, we announced that our joint venture with the New York Common Retirement Fund, Lexington Acquiport Company II, LLC, acquired a 77,484 square foot office facility in Lenexa, Kansas for a purchase price of approximately $13.8 million. The Lenexa, Kansas facility is leased to Voicestream PCS II Corporation under a net lease through October 2019, with average annual rent of $1.4 million. T-Mobil USA, Inc. unconditionally guarantees the tenant's lease obligations. The facility is encumbered by a non-recourse mortgage of approximately $10.5 million, bearing interest at a fixed annual rate of 6.27%, and maturing December, 2019.

     Olive Branch, Mississippi. On November 22, 2004, we announced that we acquired a single-story 168,104 square foot distribution facility located in Olive Branch, Mississippi for a purchase price of approximately $7.0 million. The Olive Branch, Mississippi facility is leased to Dana Corporation under a net lease through June, 2012 with average annual rent of $0.6 million. The purchase price was paid entirely with cash.

     Chicago, Illinois. On November 23, 2004, we announced that Lexington/Lion acquired an air lot (which is similar to a condominium unit) containing the top 13 floors of an office building in Chicago, Illinois for approximately $49.7 million. The air lot contains approximately 224,565 square feet, or 70% of the office building's 321,995 square feet. Foote, Cone & Belding ("FCB") net leases 203,376 square feet of space in the air lot through March, 2014. The rental obligations of FCB under the lease are guaranteed by the Interpublic Group of Companies, Inc. Higgins Development Partners net leases 19,089 square feet of space in the air lot through March, 2014. The remaining 2,100 square feet of space in the air lot is currently not leased. In connection with the acquisition, Lexington/Lion arranged to obtain non-recourse first mortgage financing of $29.9 million. The loan bears interest at a fixed annual rate of 5.11% and has a ten-year term.

  DISPOSITIONS/TRANSFERS

     Mission, Texas. October 5, 2004, we sold, at cost, a 75,016 square foot office facility in Mission, Texas for $10.2 million to Triple Net Investment Company LLC, our joint venture with the Utah State Retirement Investment Fund. The facility is leased to Voicestream PCS II LLC under a net lease through June, 2015. T-Mobile USA, Inc. unconditionally guarantees the tenant's lease obligations. The facility is encumbered by a non-recourse mortgage of approximately $6.5 million, bearing interest at a rate of 5.78%, and maturing June, 2015.

     Jacksonville, Alabama. On October 5, 2004, we sold a 56,132 square foot retail facility in Jacksonville, Alabama for $1.5 million, which approximated carrying cost, to an unrelated party. The facility was leased to Wal-Mart.

                                  THE OFFERING

     The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our Series C Preferred Shares, see "Description of Series C Preferred Shares" beginning on page S-23 of this prospectus supplement.

Issuer........................   Lexington Corporate Properties Trust

Securities Offered............   2,700,000 preferred shares of beneficial
                                 interest classified as 6.50% Series C
                                 Cumulative Convertible Preferred Stock (the
                                 "Series C Preferred Shares") (3,100,000 Series
                                 C Preferred Shares if the underwriter exercises its over-allotment option in full).

Dividends.....................   Investors will be entitled to receive
                                 cumulative cash dividends on the Series C
                                 Preferred Shares at a rate of 6.50% of the $50.00 liquidation preference per year
                                 (equivalent to $3.25 per year per share).
                                 Beginning on February 15, 2005, dividends on the Series C Preferred Shares will be payable quarterly in arrears on each of February 15, May 15, August 15, and November 15 of each year or, if not a business day, the next succeeding business day. Dividends on the Series C
                                 Preferred Shares will be cumulative from and including the date of original issuance, which is expected to be December 8, 2004. The first dividend payable on the Series C Preferred
                                 Shares, on February 15, 2005, will be for less than a full quarter.

Liquidation Preference........   If we liquidate, dissolve or wind up, holders
                                 of our Series C Preferred Shares will have the right to receive $50.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment before any payments are made to the holders of our common shares and any other capital shares ranking junior to the Series C Preferred Shares as to liquidation rights. The rights of the holders of the Series C Preferred Shares to receive their liquidation preference will be subject to the proportionate rights of the Series B
                                 Preferred Shares and each other series or class of our capital shares ranking, as to liquidation rights, on a parity with the Series
                                 C Preferred Shares.

Ranking.......................   The Series C Preferred Shares will, with
                                 respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, rank (i) senior to all classes or series of our common shares and to all equity securities ranking junior to our Series C Preferred
                                 Shares, (ii) on a parity with our Series B
                                 Preferred Shares and all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with our Series C Preferred Shares, and
                                 (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to our Series C Preferred Shares. As of the date of this prospectus supplement, our only outstanding equity securities are our common shares and our Series B Preferred Shares.

Redemption....................   The Series C Preferred Shares will not be
                                 redeemable by us except as necessary to
                                 preserve our status as a REIT. However, on or after November 16, 2009, we have the right to require the holder to convert its Series C
                                 Preferred Shares. See "-- Company Conversion
                                 Option" below.

Conversion Rights.............   The Series C Preferred Shares may be converted
                                 by the holder, at its option, into our common shares initially at a conversion rate of 1.8643 common shares per $50.00 liquidation preference, which is equivalent to an initial conversion price of approximately $26.82 per common share (subject to adjustment in certain events).

Company Conversion Option.....   On or after November 16, 2009, we may, at our
                                 option, cause the Series C Preferred Shares to be automatically converted into that number of common shares that are issuable at the then prevailing conversion rate. We may exercise our conversion right only if, for twenty (20)
                                 trading days within any period of thirty (30) consecutive trading days (including the last trading day of such period), the closing price of our common shares equals or exceeds 125% of the then prevailing conversion price of the Series C Preferred Shares.

Settlement....................   Upon conversion (pursuant to a voluntary
                                 conversion or the Company Conversion Option) we may choose to deliver the conversion value to investors in cash, our common shares, or a combination of cash and our common shares.

                                 We can elect at any time to obligate ourselves to satisfy solely in cash the portion of the conversion value that is equal to 100% of the liquidation preference amount of the Series C Preferred Shares, with any remaining amount of the conversion value to be satisfied in cash, common shares or a combination of cash and common shares. If we elect to do so, we will notify holders at any time that we intend to settle in cash the portion of the conversion value that is equal to the liquidation preference amount of the Series C Preferred Shares (referred to as the "liquidation preference conversion settlement election"). This notification, once provided to holders, will be irrevocable and will apply to future conversions of the Series C Preferred Shares even if the shares cease to be convertible but subsequently become convertible again.

Payments of Dividends Upon
Conversion....................   Upon any conversion, you will not receive any
                                 cash payment representing accrued and unpaid dividends on the Series C Preferred Shares, whether or not in arrears, except in certain circumstances, including upon the exercise of the Company Conversion Option if the conversion date in connection therewith is after the record date for payment of dividends and before the corresponding dividend payment date. Upon the exercise of the Company Conversion Option, you will receive a cash payment for all unpaid dividends in arrears.

Conversion Rate Adjustments...   The conversion rate is subject to adjustment
                                 upon the occurrence of certain events,
                                 including if we distribute in any quarter to all or substantially all holders of our common shares, any cash, including quarterly cash dividends (subject to adjustment), in excess of:

                                 $0.36 PER COMMON SHARE THROUGH AND INCLUDING
                                 NOVEMBER 15, 2005
                                 $0.37 PER COMMON SHARE FROM NOVEMBER 16, 2005 THROUGH AND INCLUDING NOVEMBER 15, 2006
                                 $0.38 PER COMMON SHARE THEREAFTER

Fundamental Change............   Upon the occurrence of a fundamental change, as
                                 described in this prospectus supplement, a holder may require us to purchase for cash all or part of its Series C Preferred Shares at a price equal to 100% of their liquidation preference plus accrued and unpaid dividends, if any, up to, but not including, the fundamental change purchase date.

                                 If you elect to convert your Series C Preferred Shares in connection with certain fundamental changes that occur on or prior to November 16, 2014, we will in certain circumstances increase the conversion rate by a number of additional common shares upon conversion or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Series C Preferred Shares are convertible into shares of the acquiring or surviving company.

Voting Rights.................   Holders of the Series C Preferred Shares will
                                 generally have no voting rights. However, if we do not pay dividends on the Series C Preferred
                                 Shares for six (6) or more quarterly periods
                                 (whether or not consecutive), the holders of the Series C Preferred Shares, voting together as a class with the holders of our Series B
                                 Preferred Shares and all other classes or series of our equity securities ranking on parity with the Series C Preferred Shares which are entitled to similar voting rights (referred to as "parity securities"), will be entitled to vote at the next annual meeting of our shareholders for the election of two (2) additional trustees to serve on our board of trustees until all unpaid cumulative dividends have been paid or declared and set apart for payment. In addition, the affirmative vote of at least two-thirds of the Series C Preferred
                                 Shares, voting together as a class with the holders of our parity securities, is required for us to authorize, create or increase capital shares ranking senior to the Series C Preferred
                                 Shares or to amend our declaration of trust in a manner that materially and adversely affects the rights of the holders of the Series C
                                 Preferred Shares. Holders of the Series C
                                 Preferred Shares and Series B Preferred Shares will vote in proportion to the liquidation preference of $25.00 (i.e., two votes for each Series C Preferred Share; one vote for each Series B Preferred Share).

Form, Denomination and
Registration..................   The Series C Preferred Shares will be issued in
                                 fully registered form, in denominations of $50.00 and will be represented by one or more global securities, deposited with the trustee as custodian for The Depository Trust Company
                                 ("DTC"). Beneficial interests in the global securities will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See
                                 "Description of Series C Preferred
                                 Shares -- Form" beginning on page S-39 of this prospectus supplement.

Trading.......................   We have applied to list our Series C Preferred
                                 Shares on the New York Stock Exchange under the symbol "LXP-----pc." The Series C Preferred
                                 Shares will be new securities for which no market currently exists. While the underwriter has informed us that it intends to make a market in the Series C Preferred Shares, it is under no obligation to do so and may discontinue such market making activities at any time without notice. Accordingly, we cannot assure you that any active or liquid trading market will develop for the Series C
                                 Preferred Shares.

Common Shares and Series B
Preferred Shares..............   Our common shares are listed on the New York
                                 Stock Exchange under the symbol "LXP." Our
                                 Series B Preferred Shares are listed on the New
                                 York Stock Exchange under the symbol
                                 "LXP-----pb."

Settlement Date...............   Delivery of the Series C Preferred Shares will
                                 be made against payment therefor on or about
                                 December 8, 2004.

Restrictions on Ownership.....   For us to maintain our qualification as a REIT
                                 under the Internal Revenue Code, not more than 50% in value of our outstanding capital shares, which includes the Series C Preferred Shares, may be owned, directly or constructively, by five (5) or fewer individuals, as defined in the Internal Revenue Code. Our declaration of trust provides that no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal
                                 Revenue Code, subject to limited exceptions, more than 9.8% of the value of our outstanding capital shares. See "Description of Series C
                                 Preferred Shares -- Restrictions on Ownership" in this prospectus supplement and "Restrictions on Transfers of Capital Stock and Anti-
                                 Takeover Provisions" beginning on page 20 of the accompanying prospectus.

Use of Proceeds...............   We expect that the net proceeds from this
                                 offering will be approximately $131,241,250 after deducting underwriting discounts and commissions and our expenses (or approximately
                                 $150,716,250, if the underwriter exercises the over-allotment option in full). We expect to use the net proceeds (i) to fund future acquisitions, and (ii) for general business purposes. See "Use of Proceeds" beginning on page S-22 of this prospectus supplement.

Risk Factors..................   See "Risk Factors" beginning on page S-10 of
                                 this prospectus supplement and other
                                 information contained herein for a discussion of factors you should carefully consider before deciding to invest in the Series C Preferred
                                 Shares.

     For additional information regarding the terms of the Series C Preferred Shares, see "Description of Series C Preferred Shares" beginning on page S-23 of this prospectus supplement.

  RATIOS OF EBITDA AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE
                                   DIVIDENDS

RATIO OF EBITDA TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

                                                            HISTORICAL
                                         ------------------------------------------------
                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                             2004        2003   2002   2001   2000   1999
                                         -------------   ----   ----   ----   ----   ----
RATIO OF EBITDA TO COMBINED FIXED
  CHARGES AND PREFERRED SHARE
  DIVIDENDS............................      2.46        2.12   2.31   1.84   2.05   2.07
                                             ----        ----   ----   ----   ----   ----

     EBITDA (defined as income from continuing operations before interest, taxes, depreciation, amortization and debt satisfaction charges) is a widely used performance measure. We compute EBITDA as the sum of income from continuing operations before interest and amortization expense, depreciation and amortization, provision for income taxes and debt satisfaction charges. Given the nature of our business as a real estate owner and operator, we believe that the ratio of EBITDA to combined fixed charges and preferred share dividends, as opposed to the ratio of earnings to combined fixed charges and preferred share dividends, is helpful to investors as a measure of our operational performance because the EBITDA ratio excludes various items included in the earnings ratio that do not relate to, or are not indicative of, our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization. Accordingly, we believe EBITDA provides a meaningful performance measure particularly as it relates to our ability to meet our fixed charges and preferred share dividend requirements for the stated period.

     EBITDA should not be considered as an alternative to net income as an indicator of our financial performance, or as an alternative to cash flow from operating activities as a measure of our liquidity. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA

                                                    HISTORICAL
                          ---------------------------------------------------------------
                           NINE MONTHS
                              ENDED
                          SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                              2004         2003      2002      2001      2000      1999
                          -------------   -------   -------   -------   -------   -------
                                                  (IN THOUSANDS)
INCOME FROM CONTINUING
  OPERATIONS............     $31,952      $28,147   $25,844   $15,995   $19,945   $19,348
DEPRECIATION AND
  AMORTIZATION..........      28,264       27,538    21,001    17,564    16,911    16,838
INTEREST AND
  AMORTIZATION..........      34,254       35,873    34,126    29,675    29,616    28,974
DEBT SATISFACTION
  CHARGES...............          --        7,459       345     3,993        --        --
PROVISION FOR INCOME
  TAXES.................       1,497          259       136       174       126        29
                             -------      -------   -------   -------   -------   -------
EBITDA..................     $95,967      $99,276   $81,452   $67,401   $66,598   $65,189
                             =======      =======   =======   =======   =======   =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

     The following table sets forth the ratio of earnings to combined fixed charges and preferred share dividends for the periods indicated:

                                                                    HISTORICAL
                                                 ------------------------------------------------
                                                  NINE MONTHS
                                                     ENDED
                                                 SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                     2004        2003   2002   2001   2000   1999
                                                 -------------   ----   ----   ----   ----   ----
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED SHARE DIVIDENDS....................      1.63        1.57   1.75   1.38   1.51   1.53
                                                     ----        ----   ----   ----   ----   ----

                                  RISK FACTORS

     In evaluating an investment in our Series C Preferred Shares, you should carefully consider the following factors, in addition to other information set forth or incorporated by reference in this prospectus supplement or in the accompanying prospectus. See "Incorporation of Information We File with the SEC" on page S-57 of this prospectus supplement.

RISKS RELATED TO THE SERIES C PREFERRED SHARES

NO ESTABLISHED TRADING MARKET FOR THE SERIES C PREFERRED SHARES.

     The Series C Preferred Shares are a new issue of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their Series C Preferred Shares in the secondary market. We have applied to list our Series C Preferred Shares on the New York Stock Exchange (the "NYSE") under the symbol "LXP-----pc," subject to official notice of issuance. However, an active and liquid trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your Series C Preferred Shares will be limited. We have been advised by the underwriter that prior to acceptance of the Series C Preferred Shares for listing on the NYSE, it intends to make a market in the Series C Preferred Shares, but it is not obligated to do so and may discontinue market-making activities at any time without notice.

FACTORS AFFECTING TRADING PRICE OF THE SERIES C PREFERRED SHARES.

     The trading price of the Series C Preferred Shares may depend on many factors, including:

     - prevailing interest rates;

     - the market price of our common stock

     - the market for similar securities;

     - additional issuances by us of common shares;

     - additional issuances by us of other series or classes of preferred shares;

     - general economic conditions; and

     - our financial condition, performance and prospects.

SERIES C PREFERRED SHARES HAVE NOT BEEN RATED AND ARE SUBORDINATED TO EXISTING AND FUTURE DEBT; NO RESTRICTIONS ON ISSUANCE OF PARITY PREFERRED SECURITIES.

     The Series C Preferred Shares have not been rated by any nationally recognized statistical rating organization. Furthermore, payment of amounts due on the Series C Preferred Shares will be subordinated to all of our existing and future debt and will be structurally subordinate to the payment of our third-party joint venture partners of distributions from such third-party joint ventures in which we invest. In addition, we may issue additional Series C Preferred Shares and/or shares of another class or series of preferred shares ranking on a parity with (or, upon the affirmative vote or consent of the holders of two-thirds of the outstanding Series C Preferred Shares, voting together as a class with the holders of the Series B Preferred Shares and all other parity securities, senior to) the Series C Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. These factors may affect the trading price of the Series C Preferred Shares.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PURCHASE THE SERIES C PREFERRED SHARES UPON A FUNDAMENTAL CHANGE.

     Following a fundamental change as described under "Description of Series C Preferred Shares -- Purchase of Series C Preferred Shares Upon a Fundamental Change," holders of Series C Preferred Shares may require us to purchase their Series C Preferred Shares. We cannot assure you that we will have sufficient financial resources, or be able to arrange financing, to pay the purchase price in cash with respect to any Series C Preferred Shares tendered by holders for purchase upon a fundamental change. In addition, our then existing indebtedness could provide that a fundamental change would constitute an event of default or prepayment event under, and result in the acceleration of the maturity of, such indebtedness or could otherwise contain restrictions which would not allow us to purchase the Series C Preferred Shares.

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE SERIES C PREFERRED SHARES.

     The principal U.S. federal income tax consequences of purchasing, owning and disposing of the Series C Preferred Shares and any common shares received upon their conversion are summarized under "Federal Income Tax Considerations." Certain of our actions, including an increase in the cash dividend on our common shares in excess of the dividend threshold amount, may result in an adjustment to the conversion rate that could cause you to be deemed to receive a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. Holder (as defined in "Federal Income Tax Considerations"), such deemed dividend may subject you to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See "Federal Income Tax Considerations."

IF YOU HOLD SERIES C PREFERRED SHARES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON SHARES, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON SHARES.

     If you hold Series C Preferred Shares, you will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares), but you will be subject to all changes affecting the common shares. You will have rights with respect to our common shares only if and when we deliver common shares to you upon conversion of your Series C Preferred Shares and, in certain cases, under the conversion rate adjustments applicable to the Series C Preferred Shares. For example, in the event that an amendment is proposed to our declaration of trust or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common shares to you following a conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common shares.

THE ADJUSTMENT TO THE CONVERSION RATE OF SERIES C PREFERRED SHARES UPON A CONVERSION IN CONNECTION WITH CERTAIN FUNDAMENTAL CHANGES MAY NOT ADEQUATELY COMPENSATE HOLDERS FOR THE LOST OPTION VALUE OF THE SERIES C PREFERRED SHARES AS A RESULT OF THAT FUNDAMENTAL CHANGE.

     If certain fundamental changes occur on or prior to November 15, 2014, we will under certain circumstances adjust the conversion rate to provide for the issuance of additional common shares upon any conversion of Series C Preferred Shares in connection with such fundamental change. The number of additional shares delivered depends on the date on which the fundamental change becomes effective and the price paid per common share in the transaction constituting the fundamental change. See "Description of Series C Preferred
Shares -- Adjustment to Conversion Rate Upon Certain Fundamental Changes." Although the adjustment to the conversion rate of Series C Preferred Shares that are converted is designed to compensate holders for the lost option value of the Series C Preferred Shares as a result of the fundamental change, this adjustment to the conversion rate is only an approximation of the lost value and may not adequately compensate holders for the loss. In addition, if a fundamental change occurs after November 15, 2014, or if the applicable price is less than or equal to $22.35 per share or greater than $75.00 per share (in each case, subject to adjustment), we will not make an adjustment to the conversion rate. Also, a holder may not receive an adjustment to the conversion rate of Series C Preferred Shares that are converted until the fundamental change repurchase date relating to the applicable fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its Series C Preferred Shares for conversion.

UPON CONVERSION OF THE SERIES C PREFERRED SHARES WE WILL HAVE THE RIGHT TO PAY CASH IN LIEU OF ISSUING OUR COMMON SHARES.

     We may satisfy our conversion obligation to holders by delivering common shares, cash, or a combination of common shares and cash. Accordingly, upon conversion of Series C Preferred Shares, holders might not receive any of our common shares, or they might receive few common shares relative to the conversion value of the Series C Preferred Shares. Our liquidity may also be reduced to the extent we are required to deliver cash rather than common shares such as the right of holders to compel a repurchase of its Series C Preferred Shares when there is a fundamental change. In addition, if we elect to settle upon conversion of the Series C Preferred Shares in cash or a combination of cash and our common shares, settlement may be delayed until as much as the 28th trading day following our receipt of the holder's conversion notice, unless the cash settlement average period is extended under certain circumstances. In addition, because the amount of cash or common shares that a holder will receive in these circumstances will be based on the sale price of our common shares for an extended period between the conversion date and such settlement date, holders will bear the market risk with respect to the value of the common shares for such extended period. See "Description of Series C Preferred
Shares -- Settlement Upon Conversion."

THE CONVERSION RATE OF THE SERIES C PREFERRED SHARES MAY NOT BE ADJUSTED FOR ALL DILUTIVE EVENTS.

     The conversion rate of the Series C Preferred Shares is subject to adjustments for certain events, including the issuance of share dividends on our common shares in excess of certain dividend thresholds; the issuance of rights or warrants; subdivisions or combinations of our common shares; distributions of capital stock, indebtedness, or assets; cash dividends; and issuer tender or exchange offers as described under "Description of Series C Preferred
Shares -- Conversion Rate Adjustments." The conversion rate may not be adjusted for other events that may adversely affect the trading price of the Series C Preferred Shares or the common shares into which such Series C Preferred Shares may be convertible.

WHILE WE HAVE THE RIGHT TO SETTLE YOUR CONVERSION IN CASH, IT IS UNLIKELY WE WILL EVER MAKE A LIQUIDATION PREFERENCE CONVERSION SETTLEMENT ELECTION, AND THEREFORE EARNINGS PER SHARE ON A DILUTED BASIS MAY REFLECT THE INCLUSION OF ALL THE SHARES INTO WHICH THE SERIES C PREFERRED SHARES ARE CONVERTIBLE IN THE CALCULATION OF FUNDS FROM OPERATIONS AND, THEREFORE, EARNINGS PER SHARE MAY DECREASE.

     We may elect to satisfy our obligations upon conversion of the Series C Preferred Shares by delivering to holders of our common shares, cash, or a combination of cash and common shares as described under "Description of Series C Preferred Shares -- Conversion Procedures -- Settlement Upon Conversion." If a liquidation preference conversion settlement election is not made, we may be required to increase the number of our outstanding shares in accordance with generally accepted accounting principles. In such event, for reporting on a diluted basis, our funds from operations could decrease as a result of the inclusion of all the shares into which the Series C Preferred Shares are convertible in accordance with generally accepted accounting principles.

GENERAL RISKS RELATED TO AN INVESTMENT IN OUR COMPANY

RISKS INVOLVED IN SINGLE TENANT LEASES.

     We focus our acquisition activities on real properties that are net leased to single tenants. Therefore, the financial failure of, or other default by, a single tenant under its lease is likely to cause a significant reduction in the operating cash flow generated by the property leased to that tenant and might decrease the value of that property.

DEPENDENCE ON MAJOR TENANTS.

     GENERAL.

     Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our rental revenues. As of September 30, 2004, our fifteen (15) largest tenants/guarantors, which occupied 38 properties, represented $54.9 million, or 44.1%, of our rental revenue for the nine months ended September 30, 2004, including our proportionate share of rental revenue from non-consolidated entities and rental revenue recognized from properties sold through date of sale. The default, financial distress or bankruptcy of any of the tenants of these properties could cause interruptions in the receipt of lease revenues from these tenants and/or result in vacancies, which would reduce our revenues and increase operating costs until the affected property is re-let, and could decrease the ultimate sales value of that property. Upon the expiration or other termination of the leases that are currently in place with respect to these properties, we may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with the re-leasing.

     VARTEC.

     VarTec Telecom, Inc., one of our largest tenants based upon rental revenues, filed for Chapter 11 bankruptcy protection on November 1, 2004. VarTec leases a 249,452 square foot office property in Dallas, Texas representing 0.8% of our total square footage. The VarTec lease expires in September, 2015. As of September 30, 2004, current annual net cash rents are approximately $3.5 million and annual net rents on a straight-line basis are $3.5 million, which represented approximately 2.7% of our consolidated rental revenue for the twelve months ended September 30, 2004. Rent is payable in advance on the 1st day of each month.

     VarTec made its required November monthly rental payment. However, on November 24, 2004, VarTec filed a motion in the U.S. Bankruptcy Court in the Northern District of Texas to reject the lease for the property. A hearing on the motion has been set for December 17, 2004. As a result of the rejection of the lease, we will incur a fourth quarter non-cash charge of approximately $2.8 million due to the write-off of deferred rent receivable and unamortized lease costs. In addition, as a result of the rejection of the lease, we will have an unsecured claim for any damages resulting from the breach of the lease, including rent for the period from the rejection date through the remainder of the lease term, subject to a cap under applicable bankruptcy law. We may not be able to collect all or any portion of these unsecured claims. In addition, we may not be able to collect all or any portion of VarTec's rental and other obligations to us, including rent for the period from the bankruptcy filing date through the rejection date if VarTec becomes insolvent prior to the satisfaction of any such obligations.

     The VarTec property is subject to a non-recourse mortgage with an outstanding balance of $21.0 million as of the date of this prospectus. The note has a fixed interest rate of 7.49%, requires annual debt service of $2.0 million and is scheduled to mature in December, 2012, when a balloon payment of $16.0 million is due. The lender holds a $2.5 million letter of credit issued by us as collateral against the mortgage. In addition, the property had a net book value of $28.9 million and we had a deferred rent receivable, deferred loan costs and deferred lease costs of $1.6 million, $0.2 million and $1.3 million, respectively.

     Should the motion to reject the VarTec lease be approved in connection with its bankruptcy and the property is vacant, it would result in a significant decrease in our rental revenue, funds from operations and funds available for distribution to shareholders, and we cannot predict if or when we would be able to re-lease the property or negotiate the terms of any new lease.

     If we are unable to re-lease promptly or if any new rental rates are significantly lower than VarTec's current rent, our revenue, funds from operations and funds available for distribution to shareholders may decrease significantly. We would also risk loss of the property to lender foreclosure in the event we do not continue to make all required debt service payments with respect to the mortgage debt on the property.

LIMITED CONTROL OVER JOINT VENTURE INVESTMENTS.

     Our joint venture investments are a significant portion of our assets and are also a significant component of our growth strategy. In particular, as of September 30, 2004, 33 of our 138 properties representing approximately 10.1 million of our total of approximately 30.0 million net rentable square feet of space were owned by joint ventures in which we have an ownership interest ranging from 25% to 40%. For the nine months ended September 30, 2004, our joint venture investments accounted for approximately $5.4 million of equity in earnings, while our gross revenues totaled approximately $109 million (approximately $3.1 million of which represents advisory fees earned from our management of the joint ventures). As of September 30, 2004, we had approximately $1.5 billion in consolidated total assets of which $124 million was investments in joint ventures.

     Our joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our joint venture partner might, at any time, become bankrupt, have different interests or goals than we do, or take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale of assets, because neither we nor a joint venture partner would have full control over the joint venture. Also, there is no limitation under our organizational documents as to the amount of funds that may be invested in joint ventures. Our credit facility restricts the amount of capital that we can invest in joint ventures.

     Under the terms of our joint venture with the New York Common Retirement Fund, or "CRF," we are required to first offer to the joint venture all of our opportunities to acquire office and industrial properties requiring a minimum investment of $10 million which are net leased primarily to investment grade tenants for a minimum term of ten (10) years, are available for immediate delivery and satisfy other specified investment criteria.

     Similarly, under the terms of our joint venture with the Clarion Lion Properties Fund, LLC, or "Clarion," we are required to first offer to the joint venture all of our opportunities to acquire office, industrial and retail properties requiring a minimum investment of $15.0 million to $40.0 million which are net leased primarily to non-investment grade tenants for a minimum term of at least five (5) years, are available for immediate delivery and satisfy other specified investment criteria, subject also to our obligation to first offer such opportunity to our joint venture with CRF.

     Finally, under the terms of our joint venture with the Utah State Retirement Investment Fund, or "Utah," we are required to first offer to the joint venture all of our opportunities to acquire certain office, bulk warehouse and distribution properties requiring a minimum investment of $8.0 million to $30.0 million which are net leased primarily to non-investment grade tenants for a minimum term of at least nine (9) years, are available for immediate delivery and satisfy other specified investment criteria, subject also to our obligation to first offer such opportunity to our joint venture with CRF or our joint venture with Clarion.

     Only if our joint venture partner elects not to approve the applicable joint venture's pursuit of an acquisition opportunity may we pursue the opportunity directly. As a result of the forgoing rights of first offer, we may not be able to make attractive acquisitions directly and may only receive a minority interest in such acquisitions through our minority interest in these joint ventures.

LEVERAGE.

     We have incurred, and expect to continue to incur, indebtedness (secured and unsecured) in furtherance of our activities. Neither our declaration of trust nor any policy statement formally adopted by our board of trustees limits either the total amount of indebtedness or the specified percentage of indebtedness that we may incur. Accordingly, we could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions. Our current unsecured revolving credit facility contains various covenants which limit the amount of secured, unsecured and variable-rate indebtedness we may incur.

RISKS RELATING TO INTEREST RATE INCREASES.

     We have exposure to market risks relating to increases in interest rates due to our variable-rate debt. An increase in interest rates may increase our costs of borrowing on existing variable-rate indebtedness, leading to a reduction in our net income. As of September 30, 2004, we had outstanding $14.1 million in variable-rate indebtedness. Such consolidated variable-rate indebtedness represented 2.0% of total indebtedness and had a weighted average interest rate of 5.2%. The level of our variable-rate indebtedness, along with the interest rate associated with such variable-rate indebtedness, may change in the future and materially affect our interest costs and net income. For example, our revolving credit facility provides for variable rate financing; as of September 30, 2004, we had no amounts outstanding under this facility.

     In addition, our interest costs on our fixed-rate indebtedness can increase if we are required to refinance our fixed-rate indebtedness at maturity at higher interest rates.

RISKS ASSOCIATED WITH REFINANCING.

     A significant number of our properties are subject to mortgage notes with balloon payments due at maturity. As of September 30, 2004, the scheduled balloon payments, and balances due on our unsecured revolving credit facility, for the remainder of 2004 and the next five (5) calendar years are as follows:

     - 2004 -- $0;

     - 2005 -- $12.6 million;

     - 2006 -- $0;

     - 2007 -- $0;

     - 2008 -- $70.5 million; and

     - 2009 -- $47.7 million.

     As of September 30, 2004, none of our mortgage debt on our joint venture properties requires a balloon payment prior to 2009, at which time $69.0 million (of which our proportionate share is $23.6 million) will become due.

     Our ability to make the scheduled balloon payments will depend upon the amount available under our unsecured revolving credit facility and our ability either to refinance the related mortgage debt or to sell the related property. Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, the lease terms of the mortgaged properties, our equity in the mortgaged properties, our financial condition, the operating history of the mortgaged properties and tax laws. If we are unable to obtain sufficient financing to fund the scheduled non-recourse balloon payments or to sell the related property at a price that generates sufficient proceeds to pay the scheduled balloon payments, we would lose our entire investment in the related property.

UNCERTAINTIES RELATING TO LEASE RENEWALS AND RE-LETTING OF SPACE.

     Upon the expiration of current leases for space located in our properties, we may not be able to re-let all or a portion of that space, or the terms of re-letting (including the cost of concessions to tenants) may be less favorable to us than current lease terms. If we are unable to re-let promptly all or a substantial portion of the space located in our properties or if the rental rates we receive upon re-letting are significantly lower than current rates, our net income and ability to make expected distributions to our shareholders will be adversely affected due to the resulting reduction in rent receipts and increase in our property operating costs. There can be no assurance that we will be able to retain tenants in any of our properties upon the expiration of their leases. As of September 30, 2004, our scheduled lease expiration for the remainder of 2004 and the next five (5) calendar years are as follows:

                                                                            CURRENT
                                                              NUMBER OF   ANNUAL RENT
LEASES EXPIRING IN:                                            LEASES       ($000)
-------------------                                           ---------   -----------
2004........................................................     --         $    --
2005........................................................      6           7,341
2006........................................................     12          11,306
2007........................................................      5          13,813
2008........................................................      6           7,777
2009........................................................      9          11,419
                                                                 --         -------
  Total.....................................................     38         $51,656
                                                                 ==         =======

     As of September 30, 2004, none of our joint venture properties have scheduled lease expirations prior to 2009, at which time six (6) such leases, totaling approximately $22.7 million of the current annual rent (of which our proportionate share is approximately $8.0 million) are scheduled to expire.

POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS.

     Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under our properties, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and penalties and damages for injuries to persons and adjacent property). These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and our liability therefor could exceed the value of the property and/or our aggregate assets. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent that property or to borrow using that property as collateral, which, in turn, would reduce our revenues and ability to make distributions.

     A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although our tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of any of our tenants to satisfy any obligations with respect to the property leased to that tenant, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

     From time to time, in connection with the conduct of our business, and prior to the acquisition of any property from a third party or as required by our financing sources, we authorize the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to our properties. Based upon these environmental reports and our ongoing review of our properties, as of the date of this prospectus supplement, we are not aware of any environmental condition with respect to any of our properties that we believe would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that the environmental reports will reveal all environmental conditions at our properties or that the following will not expose us to material liability in the future:

     - the discovery of previously unknown environmental conditions;

     - changes in law;

     - activities of tenants; or

     - activities relating to properties in the vicinity of our properties.

     Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which could adversely affect our financial condition or results of operations.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND SHARE PRICE.

     We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our Independent Auditors addressing these assessments. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our shares could drop significantly.

UNINSURED LOSS.

     We carry comprehensive liability, fire, extended coverage and rent loss insurance on most of our properties, with policy specifications and insured limits that we believe are customary for similar properties. However, with respect to those properties where the leases do not provide for abatement of rent under any circumstances, we generally do not maintain rent loss insurance. In addition, there are certain types of losses, such as losses resulting from wars, terrorism or certain acts of God that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

RISKS RELATING TO TERRORISM.

     Future terrorist attacks such as those which occurred in New York City, Pennsylvania and Washington, D.C. on September 11, 2001, and military conflicts such as the military actions taken by the United States and its allies in Afghanistan and Iraq, could have a material adverse effect on general economic conditions, consumer confidence and market liquidity. Among other things, it is possible that interest rates may be affected by these events. An increase in interest rates may increase our costs of borrowing on existing variable-rate indebtedness, leading to a reduction in our net income. These types of terrorist acts could also result in significant damages to, or loss of, our properties.

     We and our tenants may be unable to obtain adequate insurance coverage on acceptable economic terms for losses resulting from acts of terrorism. Our lenders may require that we carry terrorism insurance even if we do not believe this insurance is necessary or cost effective. We may also be prohibited under the applicable lease from passing all or a portion of the cost of such insurance through to the tenant. Should an act of terrorism result in an uninsured loss or a loss in excess of insured limits, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

COMPETITION.

     There are numerous commercial developers, real estate companies, financial institutions and other investors with greater financial resources than we have that compete with us in seeking properties for acquisition and tenants who will lease space in our properties. Due to our focus on net-lease properties located throughout the United States, and because most competitors are locally and/or regionally focused, we do not encounter the same competitors in each region of the United States. Our competitors include other REITs, financial institutions, insurance companies, pension funds, private companies and individuals. This competition may result in a higher cost for properties that we wish to purchase.

FAILURE TO QUALIFY AS A REIT.

     We believe that we have met the requirements for qualification as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 1993, and we intend to continue to meet these requirements in the future. However, qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, for which there are only limited judicial or administrative interpretations. No assurance can be given that we have qualified or will remain qualified as a REIT. The Code provisions and income tax regulations applicable to REITs are more complex than those applicable to corporations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements for qualification as a REIT or the federal income tax consequences of such qualification. If we do not qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our net taxable income. In addition, our income would be subject to tax at the regular corporate rates. We also could be disqualified from treatment as a REIT for the four (4) taxable years following the year during which qualification was lost. Cash available for distribution to our shareholders would be significantly reduced for each year in which we do not qualify as a REIT. In that event, we would not be required to continue to make distributions. Although we currently intend to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us, without the consent of the shareholders, to revoke the REIT election or to otherwise take action that would result in disqualification.

DISTRIBUTION REQUIREMENTS IMPOSED BY LAW LIMIT OUR FLEXIBILITY.

     To maintain our status as a REIT for federal income tax purposes, we are generally required to distribute to our shareholders at least 90% of our taxable income for that calendar year. Our taxable income is determined without regard to any deduction for dividends paid and by excluding net capital gains. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) 100% of our undistributed taxable income from prior years. We intend to continue to make distributions to our shareholders to comply with the distribution requirements of the Code and to reduce exposure to federal income and nondeductible excise taxes. Differences in timing between the receipt of income and the payment of expenses in determining our income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis in order to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

INTEREST RATE FLUCTUATIONS.

     It is likely that the public valuation of our preferred shares will be based primarily on the earnings that we derive from rental income with respect to our properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our preferred shares.

INABILITY TO CARRY OUT OUR GROWTH STRATEGY.

     Our growth strategy is based on the acquisition and development of additional properties, including acquisitions through co-investment programs such as joint ventures. In the context of our business plan, "development" generally means an expansion or renovation of an existing property or the acquisition of a newly constructed property. We typically provide a developer with a commitment to acquire a property upon completion of construction. Our plan to grow through the acquisition and development of new properties could be adversely affected by trends in the real estate and financing businesses. The consummation of any future acquisitions will be subject to satisfactory completion of our extensive valuation analysis and due diligence review and to the negotiation of definitive documentation. We cannot be sure that we will be able to implement our strategy because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. If we are unable to carry out our strategy, our financial condition and results of operations could be adversely affected.

     Acquisitions of additional properties entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks, including risks of construction delays, cost overruns or force majeure that may increase project costs, new project commencement risks such as the receipt of zoning, occupancy and other required governmental approvals and permits, and the incurrence of development costs in connection with projects that are not pursued to completion.

     We anticipate that some of our acquisitions and developments will be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that will result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution may be adversely affected.

OWNERSHIP LIMITATIONS.

     For us to qualify as a REIT for federal income tax purposes, among other requirements, not more than 50% of the value of our capital shares may be owned, directly or indirectly, by five (5) or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of each taxable year after 1993, and these capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve (12) months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). Our declaration of trust includes certain restrictions regarding transfers of our capital shares and ownership limits that are intended to assist us in satisfying these limitations. These restrictions and limits may not be adequate in all cases, however, to prevent the transfer of our capital shares in violation of the ownership limitations. The ownership limit discussed above may have the effect of delaying, deferring or preventing someone from taking control of our company, even though a change of control could involve a premium price for your preferred shares or otherwise be in your best interest.

RESTRICTIONS ON A POTENTIAL CHANGE OF CONTROL.

     Our board of trustees is authorized by our declaration of trust to establish and issue one or more series of preferred shares without shareholder approval. As of the date of this prospectus supplement, we have only one series of preferred shares outstanding which is the Series B Preferred Shares we issued in June 2003. The establishment and issuance of shares of our existing preferred shares or a future series of preferred shares could make more difficult a change of control of our company.

     In addition, we have entered into employment agreements with six (6) of our executive officers which provide that, upon the occurrence of a change in control of our company (including a change in ownership of more than fifty percent of the total combined voting power of our outstanding securities, the sale of all or substantially all of our assets, dissolution of our company, the acquisition, except from us, of 20% or more of our voting shares or a change in the majority of our board of trustees), those executive officers would be entitled to severance benefits based on their current annual base salaries and recent annual bonuses, as defined in the employment agreements. The provisions of these agreements could deter a change of control.

CONCENTRATION OF OWNERSHIP BY CERTAIN INVESTORS.

     As of the date of this prospectus supplement, E. Robert Roskind, the chairman of our board of trustees, owned or controlled (including through trusts with respect to which he is a beneficiary) 651,681 common shares, 1,633,986 operating partnership units which are convertible into common shares, and options (including unvested options) to purchase 12,500 common shares, representing 4.6% of our common shares on a fully-diluted basis.

     In 1999, we entered into a joint venture agreement with The Comptroller of the State of New York as trustee of The Common Retirement Fund, or "CRF," to acquire properties in an aggregate amount of up to approximately $400.0 million. As of the date of this prospectus supplement, this joint venture has made investments in thirteen properties for $403.0 million. We have a 33 1/3% equity interest in this joint venture. In December 2001, we formed a separate joint venture with CRF to acquire additional properties in an aggregate amount of up to approximately $560 million. We have a 25% equity interest in this joint venture. As of the date of the prospectus supplement, this joint venture has made investments in six (6) properties for $167.1 million. Under these joint venture agreements, CRF has the right to sell its equity position in the joint ventures to us, although as of the date of this prospectus supplement, this right is only effective with respect to the first joint venture with CRF, and becomes effective with respect to the second joint venture with CRF upon the occurrence of certain conditions. In the event CRF exercises its right to sell its equity interest in either joint venture to us, we may, at our option, either issue our common shares to CRF for the fair market value of CRF's equity position, based upon a formula contained in the operating agreement, or pay cash to CRF equal to 110% of the fair market value of CRF's equity position. We have the right to not accept any property in the joint ventures (thereby reducing the fair market value of CRF's equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreements contain a mutual buy-sell provision in which either CRF or we can force the sale of any property.

     In October 2003, we entered into a joint venture agreement with Clarion Lion Properties Fund, LLC, or "Clarion," which was expanded in September of 2004, to acquire properties in an aggregate amount of up to approximately $460.0 million. As of the date of this prospectus supplement, this joint venture owns thirteen (13) properties for which it paid an aggregate purchase price of $363.4 million. We have a 30% equity interest in this joint venture. Under the joint venture agreement, Clarion has the right to sell its equity position in the joint venture to us. This right becomes effective upon the occurrence of certain conditions. In the event Clarion exercises its right to sell its equity interest in the joint venture to us, we may, at our option, either issue our common shares to Clarion for the fair market value of Clarion's equity position, based upon a formula contained in the partnership agreement, or pay cash to Clarion equal to 100% of the fair market value of Clarion's equity position. We have the right not to accept any property in the joint venture (thereby reducing the fair market value of Clarion's equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreement contains a mutual buy-sell provision in which either Clarion or we can force the sale of any property.

     In June 2004, we entered into a joint venture agreement, known as Triple Net Investment Company, LLC, with the Utah State Retirement Investment Fund, or "Utah," to acquire properties in an aggregate amount of up to approximately $125.0 million. As of the date of this prospectus supplement, this joint venture owns four (4) properties for which it paid an aggregate purchase price of $71.4 million. We have a 30% equity interest in this joint venture. Under the joint venture agreement, Utah has the right to sell its equity position in the joint venture to us. This right becomes effective upon the occurrence of certain conditions. In the event Utah exercises its right to sell its equity interest in the joint venture to us, we may, at our option, either issue our common shares to Utah for the fair market value of Utah's equity position, based upon a formula contained in the partnership agreement, or pay cash to Utah equal to 100% of the fair market value of Utah's equity position. We have the right not to accept any property in the joint venture (thereby reducing the fair market value of Utah's equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreement contains a mutual buy-sell provision in which either Utah or we can force the sale of any property.

     A significant concentration of ownership may allow an investor to exert a greater influence over our management and affairs, and may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for our common and preferred shares at a premium over the market price and may adversely affect the market price of our preferred shares.

CONFLICTS OF INTEREST WITH RESPECT TO SALES AND REFINANCINGS.

     Two of our trustees and officers own units of limited partnership interest in our operating partnerships and, as a result, may face different and more adverse tax consequences than you will if we sell our properties or reduce our mortgage indebtedness on our properties. Those individuals may, therefore, have different objectives than you regarding the appropriate pricing and timing of any sale of such properties or reduction of mortgage debt. Accordingly, there may be instances in which we may not sell a property or pay down the debt on a property even though doing so would be advantageous to you.

OUR ABILITY TO CHANGE OUR PORTFOLIO IS LIMITED BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID.

     Equity investments in real estate are relatively illiquid and, therefore, our ability to change our portfolio promptly in response to changed conditions will be limited. Our board of trustees may establish investment criteria or limitations as it deems appropriate, but currently does not limit the number of properties in which we may seek to invest or on the concentration of investments in any one geographic region. We could change our investment, disposition and financing policies without a vote of our shareholders.

OUR BOARD OF TRUSTEES MAY CHANGE OUR INVESTMENT POLICY WITHOUT SHAREHOLDERS' APPROVAL.

     Subject to our fundamental investment policy to maintain our qualification as a REIT, our board of trustees will determine our investment and financing policies, our growth strategy and our debt, capitalization, distribution, acquisition, disposition and operating policies. Although our board of trustees has no present intention to revise or amend these strategies and policies, it may do so at any time without a vote by our shareholders. Accordingly, our shareholders' control over changes in our strategies and policies is limited to the election of trustees, and changes made by our board of trustees may not serve the interests of our shareholders and could adversely affect our financial condition or results of operations, including our ability to distribute cash to shareholders or qualify as a REIT.

LIMITS ON OWNERSHIP OF OUR CAPITAL SHARES.

     Actual or constructive ownership of our capital shares in excess of the share ownership limits contained in our declaration of trust would cause the violative transfer or ownership to be void or cause the shares to be transferred to a charitable trust and then sold to a person or entity who can own the shares without violating these limits. As a result, if a violative transfer were made, the recipient of the shares would not acquire any economic or voting rights attributable to the transferred shares. Additionally, the constructive ownership rules for these limits are complex and groups of related individuals or entities may be deemed a single owner and consequently in violation of the share ownership limits. We recommend that you read "Description of Our Common
Shares -- Restrictions on Ownership," "Description of our Preferred Shares -- Restrictions on Ownership" and "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions -- Restrictions Relating to REIT Status" on pages 3, 6 and 20, respectively, of the accompanying prospectus for a detailed description of the share ownership limits.

ADVERSE LEGISLATIVE OR REGULATORY TAX CHANGES.

     At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. Recently enacted legislation reduces individual tax rates applicable to certain corporate dividends. REIT dividends generally would not be eligible for reduced rates because a REIT's income generally is not subject to corporate level tax. As a result, investment in non-REIT corporations may be relatively more attractive than investment in REITs. This could adversely affect the market price of our shares.

                                USE OF PROCEEDS

     We expect that the net proceeds from this offering will be approximately $131,241,250, after deducting offering expenses payable by us and assuming the underwriter does not exercise its over-allotment option to purchase up to an additional 400,000 of our Series C Preferred Shares. We expect to use the net proceeds (i) to fund future acquisitions, and (ii) for general business purposes.

                    DESCRIPTION OF SERIES C PREFERRED SHARES

     The following description of the material terms and provisions of the Series C Preferred Shares is only a summary and is qualified in its entirety by reference to our declaration of trust, the articles supplementary to our declaration of trust establishing the Series C Preferred Shares and our by-laws, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

     As used in this "Description of Series C Preferred Shares" section, references to "our company," "we," or "us" refer solely to Lexington Corporate Property Trust and not to our subsidiaries, unless the context otherwise requires.

GENERAL

     Under our declaration of trust, we have authority to issue up to 130,000,000 shares of beneficial interest, par value $0.0001 per share, of which 80,000,000 shares are classified as common shares, 40,000,000 shares are classified as excess shares and 10,000,000 shares are classified as preferred shares. Our board of trustees may classify and re-classify any unissued shares of beneficial interest by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of beneficial interest.

     Prior to the closing of this offering, our board of trustees will adopt articles supplementary to our declaration of trust establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of our preferred shares classified as 6.50% Series C Cumulative Convertible Preferred Shares. Our board of trustees has authorized up to 3,100,000 Series C Preferred Shares. We will issue 2,700,000 Series C Preferred Shares in this offering (3,100,000 shares if the underwriter exercises its over-allotment option in full). As of the closing of this offering, the Series B Preferred Shares will be the only other class or series of preferred shares authorized, issued and outstanding; all of our Series A Senior Cumulative Convertible Preferred Shares, par value $0.0001 per share, were converted into our common shares in April, 2002. We have reclassified the authorized shares of our Series A Senior Cumulative Convertible Preferred Shares into preferred shares.

     Our Series C Preferred Shares will be new securities for which no market currently exists. We have applied to list our Series C Preferred Shares on the New York Stock Exchange under the symbol "LXP-----pc," subject to official notice of issuance. While the underwriter has informed us that it intends to make a market in the Series C Preferred Shares, it is under no obligation to do so and may discontinue such market-making activities at any time without notice. We cannot assure you that any active or liquid market will develop for the Series C Preferred Shares.

     We own a substantial portion of our properties through our three (3) operating partnership subsidiaries of which we wholly own the sole general partner and the holder of a majority of the operating partnership units and in which the minority limited partners are generally entitled to (i) receive distributions which are in the same or lesser amounts than the dividends we pay on our common shares and (ii) convert their minority operating partnership units on a one for one basis into our common shares. These operating partnership subsidiaries are jointly and severally obligated to pay to us an amount, which, when taken together with other funds we have available, will be equal to the declared and unpaid dividends on the Series C Preferred Shares before paying any distributions (from operations or upon liquidation) on account of their outstanding operating partnership units.

DIVIDENDS

     Subject to the preferential rights of the holders of any class or series of our capital shares ranking senior to the Series C Preferred Shares as to dividends, the holders of our Series C Preferred Shares will be entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at a rate of 6.50% of the $50.00 liquidation preference per year (equivalent to $3.25 per year per share). These dividends will accrue and be cumulative from and including the date of original issuance of the Series C Preferred Shares and, beginning February 15, 2005, will be payable quarterly in arrears on each of February 15, May 15, August 15, and November 15 of each year (or, if not a business day, the next succeeding business day) in respect of the quarterly distribution periods ending on December 31, March 31, June 30, and September 30, respectively. The dividend payable on the Series C Preferred Shares on February 15, 2005 will be a pro rata dividend from the original issue date to December 31, 2004 in the amount of approximately $0.2167 per share. Future dividends payable on the Series C Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve (12) thirty-day months. Dividends will be payable to holders of record as they appear in our shareholder records at the close of business on the applicable record date, which will be a date designated by our board of trustees for the payment of dividends that is not more than thirty (30) days nor less than ten (10) days before the dividend payment date.

     We will not declare dividends on the Series C Preferred Shares, or pay or set apart for payment dividends on the Series C Preferred Shares, at any time if the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach of or a default under the agreement, or if the declaration, payment or setting apart for payment is restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Series C Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Except as described in the next paragraph, unless full cumulative dividends on the Series C Preferred Shares have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period:

     - no dividends, other than distributions in kind of our common shares or other capital shares ranking junior to our Series C Preferred Shares as to distributions and upon liquidation, may be declared or paid or set aside for payment, and no other dividend may be declared or made upon, our common shares, our Series B Preferred Shares or any other capital shares ranking junior to or on a parity with our Series C Preferred Shares as to distributions or upon liquidation (other than pro rata dividends on Series B Preferred Shares or other preferred shares ranking on a parity as to distributions with the Series C Preferred Shares); and

     - no common shares, Series B Preferred Shares or any other capital shares ranking junior to or on a parity with our Series C Preferred Shares as to distributions or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us, except (i) by conversion into or exchange for other capital shares ranking junior to the Series C Preferred Shares as to distributions and amounts upon liquidation and (ii) in accordance with certain provisions of our declaration of trust, under which Series C Preferred Shares owned by a shareholder in excess of the ownership limit discussed under "-- Restrictions on Ownership" herein and under "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions" beginning on page 20 of the accompanying prospectus will be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and may be purchased by us under certain circumstances.

     When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series C Preferred Shares, the Series B Preferred Shares and the shares of any other class or series of capital shares ranking, as to dividends, on a parity with the Series C Preferred Shares, we will declare any dividends upon the Series C Preferred Shares, the Series B Preferred Shares and each such other class or series of capital shares ranking, as to dividends, on a parity with the Series C Preferred Shares in proportion to their respective accrued dividends (other than accruals for prior periods). No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.

     Holders of Series C Preferred Shares are not entitled to any dividend, whether payable in cash, property or capital shares, in excess of full cumulative dividends on the Series C Preferred Shares as described above.

Any dividend payment made on the Series C Preferred Shares will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series C Preferred Shares will accumulate as of the due date for the dividend payment on which they first become payable.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of our Series C Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of our common shares or any other class or series of our capital shares ranking, as to liquidation rights, junior to the Series C Preferred Shares. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Series C Preferred Shares and the corresponding amounts payable on Series B Preferred Shares and all shares of each other class or series of capital shares ranking, as to liquidation rights, on a parity with the Series C Preferred Shares, then all such shares will share proportionately in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series C Preferred Shares will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of our remaining assets. For these purposes, our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding-up.

VOTING RIGHTS

     Holders of the Series C Preferred Shares will not have any voting rights, except as provided by applicable law and as described below.

     If we do not pay dividends on the Series C Preferred Shares for six (6) or more quarterly periods (whether or not consecutive), a preferred dividend default will exist, and the holders of the Series C Preferred Shares, voting together as a class with the holders of the Series B Preferred Shares and all other classes or series of our equity securities ranking on parity with the Series C Preferred Shares which are entitled to similar voting rights ("parity shares"), will be entitled to vote at the next annual meeting of our shareholders and at each subsequent meeting for the election of two (2) additional trustees to serve on our board of trustees. Notwithstanding the foregoing, if, prior to the election of any additional trustees in the manner described in this paragraph, all accumulated dividends are paid on the Series C Preferred Shares, the Series B Preferred Shares and all other parity shares, no such additional trustees will be so elected. Any such additional trustees so elected will serve until all unpaid cumulative dividends on the Series C Preferred Shares, the Series B Preferred Shares, and all other parity shares have been paid or declared and set apart for payment. Upon such election, the size of our board of trustees will be increased by two (2) trustees. If and when all such accumulated dividends shall have been paid on the Series C Preferred Shares, the Series B Preferred Shares and all other parity shares, the term of office of each of the additional trustees so elected will terminate and the size of our board of trustees will be reduced accordingly. So long as the relevant dividend default continues, any vacancy in the office of additional trustees elected under this paragraph may be filled by written consent of the other additional trustee who remains in office, or if no additional trustee remains in office, by a vote of the holders of a majority of the outstanding Series C Preferred Shares, Series B Preferred Shares and all other parity shares when they have the voting rights described above (voting as a single class with the holders of the Series B Preferred Shares and all other parity shares). Each of the trustees elected as described in this paragraph will be entitled to one vote on any matter.

     The affirmative vote or consent of the holders of two-thirds of the outstanding Series C Preferred Shares, the Series B Preferred Shares and each other class or series of our equity securities ranking on parity with the Series C Preferred Shares ranking on a parity with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, voting as a single class, will be required to (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or reclassify any of our authorized shares into capital shares of that kind, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital shares; or (ii) amend, alter or repeal the provisions of the declaration of trust or articles supplementary, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or its holders; except that with respect to the occurrence of any of the events described in (ii) above, so long as the Series C Preferred Shares remain outstanding with the terms of the Series C Preferred Shares materially unchanged, taking into account that, upon the occurrence of an event described in (ii) above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series C Preferred Shares, and in such case such holders shall not have any voting rights with respect to the events described in (ii) above.

     Holders of Series C Preferred Shares shall not be entitled to vote with respect to (A) any increase, decrease or issuance of any class or series of capital shares including the Series C Preferred Shares, or (B) the creation or issuance of any other class or series of capital shares, in each case ranking on a parity with or junior to the Series C Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

     The foregoing voting provisions will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding Series C Preferred Shares are subject to the Company Conversion Option upon proper notice and we deposit sufficient common shares (or if we elected to make settlement in cash, funds, in cash) in trust to effect the conversion.

     In any matter in which the Series C Preferred Shares may vote (as expressly provided in the articles supplementary or as may be required by law), holders of Series C Preferred Shares shall be entitled to one vote per $25.00 of liquidation preference (i.e. two (2) votes for each Series C Preferred Share).

REDEMPTION

     The Series C Preferred Shares will not be redeemable by us except as necessary to preserve our status as a REIT.

RANKING

     The Series C Preferred Shares will, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, rank: (i) senior to all classes or series of our common shares and to all equity securities ranking junior to our Series C Preferred Shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, (ii) on a parity with our Series B Preferred Shares and all other equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with our Series C Preferred Shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to our Series C Preferred Shares a with respect to dividend rights and rights upon our liquidation, dissolution or winding-up. For these purposes, the term "equity securities" does not include convertible debt securities.

CONVERSION RIGHTS

     A holder may, at its option, convert all or any portion of such holder's outstanding Series C Preferred Shares initially at a conversion rate of 1.8643 common shares per $50.00 liquidation preference (the "conversion rate"), which is equivalent to an initial conversion price of approximately $26.82 per common share (subject to adjustment in certain events). Upon conversion, we will have the right to deliver, in lieu of our common shares, cash or a combination of cash and our common shares, as described below under "-- Conversion Procedures -- Settlement Upon Conversion."

     We will not issue fractional common shares upon the conversion of Series C Preferred Shares. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common shares on the trading day immediately prior to the conversion date.

     A holder of Series C Preferred Shares is not entitled to any rights of a holder of common shares until that holder has converted its Series C Preferred Shares, and only to the extent the Series C Preferred Shares are deemed to have been converted to common shares under our articles supplementary.

COMPANY CONVERSION OPTION

     On or after November 16, 2009, we may, at our option, cause the Series C Preferred Shares to be automatically converted into that number of common shares that are issuable at the then prevailing conversion rate (as adjusted) (the "Company Conversion Option"). We may exercise our Company Conversion Option only if, our common share price equals or exceeds 125% of the then prevailing conversion price of the Series C Preferred Shares for at least twenty (20) trading days in a period of thirty (30) consecutive trading days (including the last trading day of such period), ending on the trading day immediately prior to our issuance of a press release announcing the exercise of our Company Conversion Option as described below.

     To exercise our Company Conversion Option described above, we must issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first trading day following any date on which the conditions described in the preceding paragraph are met, announcing such conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series C Preferred Shares (not more than four (4) trading days after the date of the press release) of the exercise of our Company Conversion Option announcing our intention to convert the Series C Preferred Shares. The conversion date will be a date selected by us (which we will refer to as the "Company Conversion Option Date") and will be no more than five (5) days after the date on which we issue such press release.

     In addition to any information required by applicable law or regulation, the press release and notice of the exercise of our Company Conversion Option will state, as appropriate:

     - the Company Conversion Option Date;

     - the number of common shares to be issued upon conversion of each Series C Preferred Share;

     - the number of Series C Preferred Shares to be converted; and

     - that dividends on the Series C Preferred Shares to be converted will cease to accrue on the Company Conversion Option Date.

     In addition to the Company Conversion Option provision described above, if there are fewer than 25,000 shares of Series C Preferred Shares outstanding, we may, at any time on or after November 16, 2009, at our option, cause the Series C Preferred Shares to be automatically converted into that number of common shares equal to $50.00 (the liquidation preference per share of Series C Preferred Shares) divided by the lesser of the then prevailing conversion price and the market value of the common shares for the five (5) trading day period ending on the second trading day immediately prior to the Company Conversion Option Date. The provisions of the immediately preceding three (3) paragraphs shall apply to any Company Conversion Option; provided, however, that (1) the Company Conversion Option Date will not be less than fifteen (15) days nor more than thirty (30) days after the date on which we issue a press release announcing the Company Conversion Option and (2) the press release and notice of the Company Conversion Option will not state the number of common shares to be issued upon conversion of each share of the Series C Preferred Shares.

     We may choose to deliver the conversion value in connection with a Company Conversion Option to investors in cash, our common shares, or a combination of cash and our common shares.

CONVERSION PROCEDURES

  GENERAL

     A holder of the Series C Preferred Shares may convert any or all of such shares by surrendering to us at our principal office or at the office of our transfer agent, as may be designated by our board of trustees, the certificate or certificates for the Series C Preferred Shares to be converted accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus supplement and specifying the name or names in which the holder wishes the certificate or certificates for the common shares to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of common shares in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of common shares upon conversion of the Series C Preferred Shares. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and non-assessable full common shares to which the holder of the Series C Preferred Shares being converted, or the holder's transferee, will be entitled and (b) if less than the full number of Series C Preferred Shares evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series C Preferred Shares to be converted (the "conversion date") so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive common shares will be treated for all purposes as having become the record holder of those common shares at that time.

     In lieu of the foregoing procedures, if the Series C Preferred Shares are held in global form, you must comply with the procedures of The Depository Trust Company ("DTC") to convert your beneficial interest in respect of the Series C Preferred Shares evidenced by a global share of the Series C Preferred Shares.

     A holder of Series C Preferred Shares is not eligible to any rights of a holder of common shares until such holder has converted its Series C Preferred Shares into common shares.

     In case any Series C Preferred Shares are to be converted pursuant to our Company Conversion Option, a holder's right to voluntarily convert those Series C Preferred Shares will terminate if we have not received such holder's conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the date fixed for conversion pursuant to our Company Conversion Option.

     In connection with the conversion of any Series C Preferred Shares, no fractional common shares will be issued, but we will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the closing sale price of our common shares on the date the Series C Preferred Shares are surrendered for conversion. If more than one Series C Preferred Share will be surrendered for conversion by the same holder at the same time, the number of full common shares issuable on conversion of those Series C Preferred Shares will be computed on the basis of the total number of Series C Preferred Shares so surrendered.

     We will at all times reserve and keep available, free from preemptive rights out of our authorized but unissued shares or treasury shares, for issuance upon the conversion of Series C Preferred Shares, a number of our authorized but unissued common shares that will from time to time be sufficient to permit the conversion of all outstanding Series C Preferred Shares.

     Before the delivery of any securities that we will be obligated to deliver upon conversion of the Series C Preferred Shares, we will comply with all applicable federal and state laws and regulations that require action to be taken by us. All common shares delivered upon conversion of the Series C Preferred Shares will upon delivery be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

     If a holder of Series C Preferred Shares has exercised its right to require us to repurchase shares of Series C Preferred Shares as described under "-- Purchase of Series C Preferred Shares Upon a Fundamental Change," such holder's conversion rights with respect to the Series C Preferred Shares so subject to repurchase will expire if we have not received such holder's conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the repurchase date, unless we default on the payment of the purchase price. If a holder of Series C Preferred Shares has submitted any such share for repurchase, such share may be converted only if such holder submits a notice of withdrawal or complies with applicable DTC procedures.

  SETTLEMENT UPON CONVERSION

     Pursuant to the procedures described below, upon a conversion, we will have the right to deliver the conversion value, as defined below, in lieu of our common shares, in cash or a combination of cash and our common shares. "Conversion value" means an amount equal to the product of the applicable conversion rate (as adjusted) multiplied by the arithmetic average of the closing sale prices of our common shares during the cash settlement averaging period (as defined below).

     We can elect at any time to obligate ourselves to satisfy solely in cash the portion of the conversion value that is equal to 100% of the liquidation preference amount of the Series C Preferred Shares, with any remaining amount of the conversion value to be satisfied in cash, common shares or a combination of cash and common shares, at our election. If we elect to do so with respect to the liquidation preference amount, we will notify holders at any time that we intend to settle in cash the portion of the conversion value that is equal to the liquidation preference amount of the Series C Preferred Shares (referred to as the "liquidation preference conversion settlement election"). This notification, once provided to holders, will be irrevocable and will apply to future conversions of the Series C Preferred Shares even if the shares cease to be convertible but subsequently become convertible again.

     Except to the extent we make a liquidation preference conversion settlement election, we will not be required to notify holders of our method for settling our conversion obligation relating to the conversion value or, if we have made a liquidation preference conversion settlement election, the excess of our conversion obligation relating to the portion of the conversion value above the liquidation preference amount, if any, until the Series C Preferred Shares are submitted for conversion.

     If we receive a holder's conversion notice, the following procedures will apply:

     - Settlement of our conversion obligation that is equal to 100% of the liquidation preference amount of the Series C Preferred Shares will be according to the liquidation preference conversion settlement election, if any, already made.

     - Any portion of the conversion value which we have not decided to settle in cash will be settled in our common shares (except that we will pay cash in lieu of issuing any fractional shares). We will notify any holders of Series C Preferred Shares exercising a conversion right, at any time on the date that is three (3) trading days following receipt of the holder's conversion notice (the "settlement notice period"), if we choose to settle any portion of our conversion obligation in whole or in part in cash or, if we have made a liquidation preference conversion settlement election, if we choose to settle the excess conversion value, in whole or in part, in cash. If we elect to settle the conversion value in a combination of cash and common shares, we will specify the percentage of the conversion value relating to the Series C Preferred Shares surrendered for conversion that we will pay in cash. We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle the conversion value, except to the extent we have made a liquidation preference conversion settlement election, arising on different trading days in the same manner. That is, we may choose on one trading day to settle in common shares only and choose on another trading day to settle in cash or a combination of common shares and cash.

     - Settlement of a conversion solely in common shares will occur as soon as practicable, but in any event not more than three (3) trading days following receipt of the holder's conversion notice.

     - If we timely elect to pay cash for any portion of the conversion value, the holder may retract the conversion notice at any time during the two
       (2) trading day period beginning on the trading day after the final day of the settlement notice period (the "conversion retraction period"); no such retraction may be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of common shares (other than cash in lieu of fractional shares) or if we have previously made a liquidation preference conversion settlement election.

     - Settlement of any portion of the conversion value, including the portion of the conversion value that is equal to 100% of the liquidation preference amount or the excess conversion value, in cash or in a combination of cash and common shares will occur on the third trading day following the final day of the cash settlement averaging period. The "cash settlement averaging period" shall mean the 20-trading day period beginning on the trading day following the final trading day of the conversion retraction period.

     - Settlement amounts will be computed as follows:

        1. If we elect to satisfy a conversion, including the conversion value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in common shares (other than with respect to fractional shares), we will deliver to the holder, for each Series C Preferred Share, a number of common shares equal to the conversion rate (as adjusted).

        2. If we elect to satisfy a conversion, including the conversion value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in cash, we will deliver to the holder, for each Series C Preferred Share, cash in an amount equal to the product of the conversion rate (as adjusted) multiplied by the arithmetic average of the closing sale prices of our common shares during the cash settlement averaging period.

        3. If we elect to satisfy the conversion obligation, including the conversion value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, in a combination of cash and common shares, we will deliver to the holder, for each Series C Preferred Share:

           (a) a cash amount (the "cash amount") (excluding any cash paid for fractional shares) equal to the sum of:

               - the product of $50.00 multiplied by the percentage of the liquidation preference amount to be satisfied in cash; plus

               - if greater than zero, the product of (i) the amount of cash that would be paid pursuant to paragraph 2 above minus $50.00 and (ii) the percentage of the excess conversion obligation above the liquidation preference amount to be satisfied in cash;

              and

           (b) a number of common shares equal to the difference between:

               - the number of common shares that would be issued pursuant to paragraph number 1 above; minus

               - the number of common shares equal to the quotient of (i) the cash amount pursuant to 3(a) above divided by (ii) the arithmetic average of the closing sale prices of our common shares during the cash settlement averaging period.

     If any trading day during a cash settlement averaging period is not an undisrupted trading day, then determination of the price for that day will be delayed until the next undisrupted trading day on which a pricing is not otherwise observed; that is, such day will not count as one of the twenty (20) trading days that constitute the cash settlement averaging period. If this would result in a price being observed later than the eighth trading day after the last of the original twenty (20) trading days in the cash settlement averaging period, then our board of trustees will determine all prices for all delayed and undetermined prices on that eighth trading day based on its good faith estimate of the common shares' value on that date.

     An "undisrupted trading day" means a trading day on which our common shares do not experience any of the following during the one hour period ending at the conclusion of the regular trading day:

     - any suspension of or limitation imposed on the trading of our common shares on any national or regional securities exchange or association or over-the-counter market;

     - any event (other than an event listed in the third bullet below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for our common shares on any relevant national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to the common shares on any relevant national or regional securities exchange or association or over-the-counter market; or

     - any relevant national or regional securities exchange or association or over-the-counter market on which our common shares trade closes on any exchange trading day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such trading day, if, in the case of the first and second bullet point above, our board of trustees determines that the effect of such suspension, limitation, disruption or impairment is material.

  PAYMENT OF DIVIDENDS UPON CONVERSION

  Optional Conversion

     General. If a holder of Series C Preferred Shares exercises conversion rights, upon delivery of the Series C Preferred Shares for conversion, those Series C Preferred Shares will cease to cumulate dividends as of the end of the day immediately preceding the conversion date and the holder will not receive any cash payment representing accrued and unpaid dividends on the Series C Preferred Shares, except in those limited circumstances discussed below. Except as provided below, we will make no payment for accrued and unpaid dividends, whether or not in arrears, on Series C Preferred Shares converted at a holder's election, or for dividends on the common shares issued upon such conversion.

     Conversion On or Before Record Date. If we receive a conversion notice before the close of business on a dividend record date, the holder will not be entitled to receive any portion of the dividend payable on such converted shares on the corresponding dividend payment date.

     Conversion After Record Date and Prior to Payment Date. If we receive a conversion notice after the dividend record date but prior to the corresponding dividend payment date, the holder on the record date will receive on that dividend payment date accrued dividends on those Series C Preferred Shares, notwithstanding the conversion of those Series C Preferred Shares prior to that dividend payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that such holder surrenders Series C Preferred Shares for conversion, the holder must pay to us an amount equal to the dividend that has accrued and that will be paid on the related dividend payment date.

     Conversion On or After Payment Date. A holder of Series C Preferred Shares on a dividend payment record date who converts such Series C Preferred Shares into common shares on or after the corresponding dividend payment date will be entitled to receive the dividend payable on such Series C Preferred Shares on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of shares of the Series C Preferred Shares.

     Dividends on Common Shares Issued Upon Conversion. If we receive a conversion notice on or before the close of business on a dividend record date or following such record date but before the dividend payment date therefor, and the settlement date for any common shares to be issued upon such conversion is after the close of business on the record date for the payment of dividends for the corresponding period on such common shares, such holder will be entitled to receive such common share dividends upon the next payment date of dividends on our common shares as if he were the holder of such common shares on such record date.

  Company Conversion Option

     General. If we call the Series C Preferred Shares pursuant to our Company Conversion Option, whether prior to, on or after the record date for the current period, all unpaid dividends which are in arrears as of the Company Conversion Option Date will be payable to the holder of the converted shares.

     Conversion Before Record Date. If we exercise our Company Conversion Option and the effective date of the conversion of the Series C Preferred Shares is a date that is prior to the close of business on any dividend record date, the holder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding dividend payment date.

     Conversion On or After Record Date and Prior to Payment Date. If we exercise our Company Conversion Option and the effective date of the conversion of the Series C Preferred Shares is a date that is on, or after the close of business on, any dividend record date and prior the close of business on the corresponding dividend payment date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series C Preferred Shares called for a conversion on such date, will be payable on such dividend payment date to the record holder of such shares on such record date.

CONVERSION RATE ADJUSTMENTS

  GENERAL

     We will adjust the conversion rate if any of the following events occur:

     1. We issue our common shares as a dividend or distribution to all or substantially all holders of our common shares;

     2. We subdivide, combine or reclassify our common shares;

     3. We distribute, to all or substantially all holders of our common shares, certain rights or warrants to subscribe for or purchase, for a period expiring within sixty (60) days, common shares, or securities convertible into or exchangeable or exercisable for our common shares, at less than the closing sale price of our common shares on the trading day immediately preceding the date of the announcement of such distribution, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

     4. We distribute, to all or substantially all holders of our common shares, shares of our capital stock or evidence of our indebtedness or assets, including securities, but excluding:

        - dividends or distributions referred to in 1 above;

        - rights or warrants referred to in 3 above;

        - dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration described below; and

        - cash dividends or cash distributions referred to in 6 below;

     5. We distribute, to all or substantially all holders of our common shares, capital shares of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital shares so distributed relative to the market value of our common shares, in each case over a measurement period following the distribution;

     6. We pay any cash dividend or cash distribution during any quarterly fiscal period to all or substantially all holders of our common shares, in an aggregate amount that, together with other cash dividends or cash distributions made during such quarterly fiscal period, is in excess of the "dividend threshold amounts" defined below.

       QUARTERLY DIVIDEND THRESHOLD AMOUNTS
       ------------------------------------------------------------------------
       $0.36 per common share from the date of this prospectus supplement through and including November 15, 2005
       $0.37 per common share from November 16, 2005 through and including November 15, 2006
       $0.38 per common share thereafter
       ------------------------------------------------------------------------

        The dividend threshold amounts defined above are subject to adjustment from time to time for any share dividends on or subdivisions or combinations of our common shares.

        The conversion rate will be adjusted based on the following formula:

           CR(1) = CRo x (SP / (SP - DI))

           where,

           CRo = the conversion rate in effect immediately prior to the record date for such distribution

           CR(1) = the conversion rate in effect immediately after the record date for such distribution

           SP = the average of the closing sale price per common share over the ten (10) consecutive trading day period prior to the trading day immediately preceding the earlier of the record date or the ex-dividend date of such cash excess dividend or distribution

           DI = the amount in cash per share we distribute to holders of our common shares that exceeds the dividend threshold amounts described above (with such threshold amounts appropriately adjusted from time to time as provided under "Conversion Rate Adjustments").

     7. We or one of our subsidiaries make purchases of our common shares pursuant to a tender offer or exchange offer that involves an aggregate consideration that exceeds ten percent (10%) of the aggregate market value of our common shares on the expiration of such tender offer or exchange offer.

     To the extent we have a rights plan in effect upon conversion of the Series C Preferred Shares into common shares, the holder will receive (except to the extent we settle our conversion obligations in cash), in addition to the common shares, the rights under the rights plan unless the rights have separated from the common shares prior to the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution referred to in 4 above (without regard to any of the exceptions there).

     In the event of any:

     - reclassification or change of our common shares;

     - consolidation, merger or binding share exchange involving our company; or

     - sale or conveyance to another person or entity of all or substantially all of our property or assets;

in each case in which holders of our common shares would be entitled to receive shares, other securities, other property, assets or cash for their common shares, upon conversion of a holder's Series C Preferred

Shares, such preferred holder will be entitled to receive the same type of consideration which such preferred holder would have been entitled to receive if such preferred holder had converted its Series C Preferred Shares into our common shares immediately prior to any of these events.

     To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least twenty (20) days if our board of trustees determines that such an increase would be in our best interests. Any such determination by our board of trustees will be conclusive. We will give holders at least fifteen (15) trading days' notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of trustees deems it advisable to avoid or diminish any income tax to holders of common shares resulting from any distribution of common shares or similar event.

     We will not adjust the conversion rate pursuant to these provisions to the extent that the adjustments would reduce the conversion price below $0.0001. Nor will we be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent (1%) in the conversion rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent (1%) will be carried forward and taken into account in any subsequent adjustment of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common shares or any securities convertible into or exchangeable or exercisable for our common shares or rights to purchase our common shares or such convertible, exchangeable or exercisable securities.

     A holder may, in some circumstances, including the distribution of cash dividends to shareholders, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See "Federal Income Tax Considerations -- Other Tax Considerations -- Conversion or Redemption of Series C Preferred Shares."

  ADJUSTMENT TO CONVERSION RATE UPON CERTAIN FUNDAMENTAL CHANGES

     General

     If and only to the extent a holder elects to convert its Series C Preferred Shares in connection with a transaction described in clause (1) of the definition of fundamental change as described below under "Purchase of Convertible Preferred Upon a Fundamental Change" (or in connection with a transaction that would have been a fundamental change under such clause (1) but for the application of the 105% trading price exception (as defined below)) that occurs on or prior to November 15, 2014, pursuant to which 10% or more of the consideration for our common shares (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the Series C Preferred Shares surrendered for conversion by a number of additional shares (the "additional shares") as described below.

     The number of additional shares will be determined by reference to the table below, based on the date on which such fundamental change transaction becomes effective (the "effective date") and the price (the "share price") paid per share for our common shares in such fundamental change transaction. If holders of our common shares receive only cash in such fundamental change transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing sale prices of our common shares on the five (5) trading days prior to but not including the effective date of such fundamental change transaction.

     The share prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Series C Preferred Shares is adjusted, as described above under "-- Conversion Rate Adjustments -- General." The adjusted share prices will equal the product of the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "-- Conversion Rate Adjustments -- General."

     The following table sets forth the hypothetical share price and number of additional shares to be issuable per $50.00 liquidation preference of Series C Preferred Shares:

                                                                      SHARE PRICE
                       ---------------------------------------------------------------------------------------------------------
EFFECTIVE DATE         $22.35   $25.00   $27.50   $30.00   $32.50   $35.00   $37.50   $40.00   $45.00   $50.00   $55.00   $60.00
--------------         ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
December 2, 2004.....  0.373    0.289    0.222    0.171    0.133    0.102    0.081    0.064    0.044    0.032    0.025    0.020
November 15, 2005....  0.373    0.289    0.211    0.157    0.117    0.087    0.066    0.053    0.033    0.024    0.018    0.015
November 15, 2006....  0.342    0.258    0.191    0.143    0.107    0.081    0.063    0.050    0.035    0.027    0.022    0.019
November 15, 2007....  0.362    0.261    0.184    0.130    0.093    0.066    0.049    0.038    0.026    0.021    0.018    0.016
November 15, 2008....  0.347    0.245    0.162    0.103    0.062    0.034    0.019    0.010    0.005    0.003    0.002    0.002
November 15, 2009....  0.340    0.237    0.153    0.085    0.030    0.000    0.000    0.000    0.000    0.000    0.000    0.000
November 15, 2010....  0.310    0.222    0.145    0.082    0.029    0.000    0.000    0.000    0.000    0.000    0.000    0.000
November 15, 2011....  0.332    0.230    0.147    0.082    0.028    0.000    0.000    0.000    0.000    0.000    0.000    0.000
November 15, 2012....  0.326    0.225    0.143    0.079    0.027    0.000    0.000    0.000    0.000    0.000    0.000    0.000
November 15, 2013....  0.325    0.223    0.141    0.078    0.026    0.000    0.000    0.000    0.000    0.000    0.000    0.000
November 15, 2014....  0.304    0.214    0.138    0.077    0.026    0.000    0.000    0.000    0.000    0.000    0.000    0.000

                             SHARE PRICE
                       ------------------------
EFFECTIVE DATE         $65.00   $70.00   $75.00
--------------         ------   ------   ------
December 2, 2004.....  0.017    0.014    0.012
November 15, 2005....  0.012    0.010    0.008
November 15, 2006....  0.017    0.015    0.013
November 15, 2007....  0.014    0.012    0.011
November 15, 2008....  0.001    0.001    0.001
November 15, 2009....  0.000    0.000    0.000
November 15, 2010....  0.000    0.000    0.000
November 15, 2011....  0.000    0.000    0.000
November 15, 2012....  0.000    0.000    0.000
November 15, 2013....  0.000    0.000    0.000
November 15, 2014....  0.000    0.000    0.000

     The share prices and additional share amounts set forth above are based upon a common share price of $22.35 on December 2, 2004 and an initial conversion price of $26.82.

     The exact share prices and effective dates may not be set forth in the table above, in which case:

     - If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

     - If the share price is in excess of $75.00 per share (subject to adjustment), no additional shares will be issuable upon conversion.

     - If the share price is less than $22.35 per share (subject to adjustment), no additional shares will be issuable upon conversion.

     Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

  CONVERSION AFTER A PUBLIC ACQUIRER CHANGE OF CONTROL

     Notwithstanding the foregoing, in the event of a public acquirer change of control (as defined below), we may, in lieu of issuing additional shares as described above, elect to adjust the conversion rate and the related conversion obligation such that, from and after the effective time of such public acquirer change of control, holders of Series C Preferred Shares will be entitled to convert their Series C Preferred Shares (subject to satisfaction of the conditions to conversion described under "-- Conversion Rights" above) into a number of shares of public acquirer common stock (as defined below) by multiplying the conversion rate in effect immediately before effective time of the public acquirer change of control by a fraction:

     - the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common shares are converted into cash, securities or other property, the value of all cash, securities and other property (as determined by our board of trustees) paid or payable per common share or (ii) in the case of any other public acquirer change of control, the average of the closing sale price of our common shares for the five (5) consecutive trading days prior to but excluding the effective date of such public acquirer change of control; and

     - the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five (5) consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

     A "public acquirer change of control" means any event constituting a fundamental change (or that would otherwise constitute a fundamental change but for the application of the 105% trading price exception) that would otherwise obligate us to increase the conversion rate as described above under "-- Adjustment to Conversion Rate Upon Certain Fundamental Changes" and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change or other event (the "public acquirer common stock").

     Upon a fundamental change which is a public acquirer change of control, if we so elect, holders may convert their Series C Preferred Shares at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the increased conversion rate described under "-- Adjustment to Conversion Rate Upon Certain Fundamental Changes." We are required to notify holders of our election in the notice to holders of such transaction. As described under "-- Conversion Rights," subject to our election right under the first paragraph of this section, holders may convert their Series C Preferred Shares upon a public acquirer change of control during the period specified therein. In addition, a holder may also, subject to certain conditions, require us to repurchase all or a portion of our Series C Preferred Shares as described under "-- Purchase of Convertible Preferred Upon a Fundamental Change."

PURCHASE OF SERIES C PREFERRED SHARES UPON A FUNDAMENTAL CHANGE

     In the event of a fundamental change described below, a holder will have the right to require us to purchase for cash all or any part of such holder's Series C Preferred Shares at a purchase price equal to 100% of the liquidation preference of the Series C Preferred Shares to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the fundamental change purchase date.

     On or before the tenth trading day after the occurrence of a fundamental change, we will provide to all holders of Series C Preferred Shares and the transfer agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state:

     - the events constituting the fundamental change;

     - the date of the fundamental change;

     - the last date on which a holder may exercise the repurchase right;

     - the repurchase price;

     - the repurchase date;

     - the name and address of the paying agent and the conversion agent;

     - the conversion rate and any adjustment to the conversion rate that will result from the fundamental change;

     - that Series C Preferred Shares with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

     - the procedures that a holder must follow to exercise the repurchase rights.

     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as we may use at that time and publish such information on our corporate website.

     To exercise the purchase right, a holder must deliver, on or before the twentieth trading day after the date of our notice of a fundamental change (subject to extension to comply with applicable law), the Series C Preferred Shares to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the Series C Preferred Shares duly completed, to the paying agent. The purchase notice must state:

     - the relevant purchase date;

     - the portion of the liquidation preference of Series C Preferred Shares to be purchased, in integral multiples of $50.00; and

     - that the Series C Preferred Shares are to be purchased by us pursuant to the applicable provisions of the Series C Preferred Shares.

If the Series C Preferred Shares are not in certificated form, a holder's purchase notice must comply with applicable Depository Trust Company procedures.

     A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the trading day prior to the fundamental change purchase date. The notice of withdrawal shall state:

     - the liquidation preference of the withdrawn Series C Preferred Shares, in integral multiples of $50;

     - if certificated Series C Preferred Shares have been issued, the certificate numbers of the withdrawn Series C Preferred Shares; and

     - the liquidation preference, if any, which remains subject to the purchase notice.

If the Series C Preferred Shares are not in certificated form, a holder's notice of withdrawal must comply with applicable Depository Trust Company procedures.

     We will be required to purchase the Series C Preferred Shares no later than 35 trading days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. A holder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the Series C Preferred Shares. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the Series C Preferred Shares on the trading day following the fundamental change purchase date, then:

     - the Series C Preferred Shares will cease to be outstanding and dividends (including additional dividends, if any) will cease to accrue (whether or not book-entry transfer of the Series C Preferred Shares is made or whether or not the Series C Preferred Share Certificate is delivered to the paying agent); and

     - all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the Series C Preferred Shares).

     A "fundamental change" will be deemed to have occurred if any of the following occurs:

     1. we consolidate with or merge with or into any person or convey, transfer, sell or otherwise dispose of or lease all or substantially all of our assets to any person, or any corporation consolidates with or merges into or with us, in any such event pursuant to a transaction in which our outstanding voting shares are changed into or exchanged for cash, securities or other property, other than (a) any such transaction where our outstanding voting shares are not changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of formation), or (b) where (i) our outstanding voting shares are changed into or exchanged for cash, securities and other property (other than equity interests of the surviving corporation) and (ii) our shareholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporation; or

     2. we are liquidated or dissolved or adopt a plan of liquidation or dissolution.

     However, notwithstanding the foregoing, a fundamental change will not be deemed to have occurred if either:

     1. the closing sales price of our common shares for each of at least five
        (5) trading days within:

        - the period of ten (10) consecutive trading days immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change described in clause (1) above; or

        - the period of ten (10) consecutive trading days immediately preceding the fundamental change described in clause (2) above;

         is at least equal to 105% of the quotient of the liquidation preference of the Series C Preferred Shares divided by the conversion rate in effect on each of those five (5) trading days (the "105% trading price exception"); or

     2. in the case of a merger or consolidation described in clause (1) above, at least 90% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights, consists of common shares traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the Series C Preferred Shares become convertible solely into such common shares, excluding cash payments for fractional shares.

     For purposes of the foregoing, "voting shares" means shares of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of trustees of a corporation (irrespective of whether or not at the time shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under the laws of the State of Maryland, which govern the Series C Preferred Shares, and our formation. Accordingly, a holder's ability to require us to repurchase our Series C Preferred Shares as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     In connection with a fundamental change purchase, we will comply with all U.S. federal and state securities laws in connection with any offer by us to purchase the Series C Preferred Shares upon a fundamental change.

     This fundamental change purchase feature may make more difficult or discourage a party from taking over our company and removing incumbent management. However, we are not aware of any specific effort to accumulate our capital shares with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between our company and Bear, Stearns & Co. Inc.

     We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder of Series C Preferred Shares. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, and to satisfy our obligation to repurchase the Series C Preferred Shares upon a fundamental change.

     Our ability to repurchase Series C Preferred Shares upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, we may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the Series C Preferred Shares tendered by holders. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require us to purchase such debt upon the occurrence of events similar to a fundamental change. In addition, our ability to repurchase Series C Preferred Shares for cash may be limited by restrictions on our ability to obtain funds.

     We will not be required to make an offer to purchase the Series C Preferred Shares upon a fundamental change if a third party (1) makes an offer to purchase the Series C Preferred Shares in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by us to purchase Series C Preferred Shares upon a fundamental change and (2) purchases all of the Series C Preferred Shares validly delivered and not withdrawn under such offer to purchase Series C Preferred Shares.

RESTRICTIONS ON OWNERSHIP

     As discussed under "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions" beginning on page 20 of the accompanying prospectus, for us to qualify as a REIT under the Internal Revenue Code, the transfer of our capital shares, which includes the Series C Preferred Shares, is restricted and not more than 50% in value of our outstanding capital shares may be owned, directly or constructively, by five (5) or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of any taxable year. Our declaration of trust provides that, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than 9.8% in value of the outstanding shares of each class or series of our capital shares.

EXCESS STOCK

     The provisions of our declaration of trust relating to the excess stock which apply to our common shares also applies to the Series C Preferred Shares separately and without regard to any other series or class of our capital shares. See "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions" beginning on page 20 of the accompanying prospectus.

FORM

     The Series C Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of DTC.

TRANSFER AGENT

     The transfer agent, registrar and dividend disbursing agent for the Series C Preferred Shares will be Mellon Investor Services LLC.

BOOK-ENTRY SYSTEM

     The Series C Preferred Shares will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the Series C Preferred Shares. Owners of beneficial interests in the Series C Preferred Shares represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the Series C Preferred Shares, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the Series C Preferred Shares under the global securities or the articles supplementary. Our company and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniformed Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the underwriter, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

EXCHANGE OF GLOBAL SECURITIES

     The Series C Preferred Shares, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

     - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within ninety (90) days; or

     - we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

    RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS

     For a summary of other restrictions on transfers of our capital shares, see "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions" beginning on page 20 of the accompanying prospectus.

                       FEDERAL INCOME TAX CONSIDERATIONS

     You are advised to assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates.

     The following discussion summarizes the material federal income tax considerations to you as a prospective holder of our shares. The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all our shareholders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

     The information in this section is based on the Internal Revenue Code of 1986, as amended, which is referred to as the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS concerning our tax treatment. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

     On October 22, 2004, President Bush signed into law the American Jobs Creation Act of 2004 (the "American Jobs Creation Act of 2004"). The legislation makes a number of changes to the REIT rules in the Code, generally taking effect in our taxable year beginning January 1, 2005.

     EACH PROSPECTIVE PURCHASER OF SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

     In the opinion of Paul, Hastings, Janofsky & Walker LLP, based on certain assumptions and our factual representations that are described in this section and in the officer's certificate, commencing with our taxable year ended December 31, 1993, we have been organized and operated in conformity with the requirements for qualification as a REIT and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters including, but not limited to, those set forth herein and in the discussion of "Federal Income Tax Considerations" contained in the accompanying prospectus, and those concerning our business and properties as set forth in this prospectus supplement and the accompanying prospectus. An opinion of counsel is not binding on the Internal Revenue Service or the courts.

     The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

     - First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     - Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.

     - Third, if we have (a) net income from the sale or other disposition of "foreclosure property," which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

     - Fourth, if we have net income from "prohibited transactions" such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

     - Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the amount by which 90% (95% for taxable years beginning on or after January 1, 2005) of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by
       (b) a fraction intended to reflect our profitability.

     - Sixth, if we should fail to satisfy the asset test (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification).

     - Seventh, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

     - Eighth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     - Ninth, assuming we do not elect to instead be taxed at the time of the acquisition, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, we would be subject to tax at the highest corporate rate if we dispose of such asset during the 10-year period beginning on the date that we acquired that asset, to the extent of such property's "built-in gain" (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time). We refer to this tax as the "Built-in Gains Tax."

     - Tenth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

     Requirements for Qualification. A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) (the "5/50 Rule"), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of twelve (12) months, or during a proportionate part of a taxable year of less than twelve (12) months. We expect to meet the ownership test immediately after the transaction contemplated herein.

     We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our declaration of trust includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy requirements (6) and
(7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement
(7) above, we will be treated as having met the requirement. See "Description of Series C Preferred Shares" beginning on page S-23 of this prospectus supplement and "Description of Common Shares," and "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions" in the accompanying prospectus.

     The Code allows a REIT to own wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

     A REIT may also hold any direct or indirect interest in a corporation that qualifies as a "taxable REIT subsidiary," as long as the REIT's aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT's total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See "-- Asset Tests" below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm's-length.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities. For taxable years beginning on or after January 1, 2005, the American Jobs Creation Act of 2004 clarifies the types of transactions that are hedging transactions for purposes of the 95% gross income test and states that any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test.

     Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     - First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     - Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant.

     - Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property (based on the ratio of fair market value of personal property to personal and real property) will not qualify as "rents from real property."

     - Finally, in order for rents received to qualify as "rents from real property," we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property ("Permissible Services").

     Rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing "impermissible services" will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

     We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, we disclosed the nature and amounts of our items of gross income in a schedule attached to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% gross income test or the amount by which 90% (95% for taxable years beginning on or after January 1, 2005) of our gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

     Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to qualify as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

     Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by real estate assets, including our allocable share of real estate assets held by partnerships in which we own an interest or held by our qualified REIT subsidiaries, stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five (5) years) debt offering by us, cash, cash items (including certain receivables) and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under "-- Requirements for Qualification"). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer (the "5% asset test"), (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer (the "10% voting securities test") and (3) we may not hold securities (excluding certain "straight debt" securities or other excluded securities) that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the "10% value test").

     The following assets are not treated as "securities" held by us for purposes of the 10% value test (i) "straight debt" meeting certain requirements, unless we hold (either directly or through our "controlled" taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer's outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to
Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as "rents from real property" under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a "security" under the 10% value test if at least 75% of the partnership's gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a "security" to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

     We believe that substantially all of our assets consist and, after the offering, will consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within thirty (30) days after the close of the calendar quarter in which it arose. If we were to fail any of the asset tests at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions enacted as part of the American Jobs Creation Act of 2004. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). These relief provisions will be available to us in our taxable years beginning on or after January 1, 2005, although it is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.

     Annual Distributions Requirement. With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our "REIT taxable income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and any after-tax net income from foreclosure property, minus (2) the sum of certain items of "excess noncash income" such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

     We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward but not carried back and used by us for fifteen (15) years (or twenty (20) years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five (5) years (but not carried back) and used to reduce capital gains.

     In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a "subsequent declared dividend") as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than twelve (12) months after the end of the year. For purposes of computing the nondeductible 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

     For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS, we may be permitted to remedy such failure by paying a "deficiency dividend" in a later year together with interest and a penalty. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the nondeductible 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

     We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make non-deductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

     Failure to Qualify. Under a new relief provision enacted as part of the American Jobs Creation Act of 2004, if we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. This new relief provision will be available to us in our taxable years beginning on or after January 1, 2005, although it is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision.

     If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction and individual shareholders may be eligible for a reduced tax rate on "qualified dividend income" received from regular C corporations.

     If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four (4) taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we might be required to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten (10) years of the date we requalify as a REIT under federal income tax laws.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As used herein, the term "U.S. shareholder" means a holder of shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

     As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether a distribution on the shares constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series C Preferred Shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series C Preferred Shares, and second to distributions with respect to our common shares. There can be no assurance that we will have sufficient earnings and profits to cover distributions on any common shares.

     Under the Jobs Growth Tax Relief Reconciliation Act of 2003, certain "qualified dividend income" received by domestic non-corporate shareholders in taxable years 2003 through 2008 is subject to tax at the same tax rates as long-term capital gain (generally, under the legislation, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced tax rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2008), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as "qualified dividend income" eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT's "REIT taxable income" for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT's income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

     Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.

     Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, and will result in a corresponding reduction in the shareholder's basis in the shares. Any reduction in a shareholder's tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceed the adjusted basis of a U.S. shareholder's shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

     Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as "portfolio" income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any "passive losses" against such dividends. Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

     In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

     In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder's adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six (6) months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

     We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains and (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

BACKUP WITHHOLDING

     We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding (currently at the rate of 28% for 2004) with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Amounts withheld as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "-- Taxation of Non-U.S. Shareholders" below. Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. shareholders (persons other than U.S. shareholders, also further described below). Non-U.S. shareholders should consult their tax advisors with respect to any such information and backup withholding requirements.

TAXATION OF NON-U.S. SHAREHOLDERS

     The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

     For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder's United States tax liability, if any, with respect to the distribution.

     For any year in which we qualify as a REIT, distributions to non-U.S. shareholders that own more than 5% of our shares and that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders that own more than 5% of our shares would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions made to non-U.S shareholders who own more than 5% of our shares may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder's FIRPTA tax liability.

     If a non-U.S. shareholder does not own more than 5% of our shares during the tax year within which the distribution is received, the gain will not be considered to be effectively connected with a U.S. business. As such, a non-U.S. shareholder who does not own more than 5% of our shares would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution will be treated as a REIT dividend to that non-U.S. shareholder and taxed as a REIT dividend that is not a capital gain as described above. In addition, the branch profits tax will not apply to such distributions.

     Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is anticipated that we will continue to be a "domestically controlled REIT" after the offering. Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, because our common shares are publicly traded, no assurance can be given that we will continue to qualify as a "domestically controlled REIT." In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our shares through a specified testing period will not recognize taxable gain on the sale of its shares under FIRPTA if the shares are regularly traded on an established securities market. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on our intention to invest our assets in a manner that will avoid the recognition of UBTI, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt

Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

     In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either
(A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our capital shares collectively owns more than 50% of the value of our capital shares.

OTHER TAX CONSIDERATIONS

     Entity Classification. A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT.

     We believe that each partnership in which we hold a ten percent (10%) or more interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

     Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). Special rules under Section 704(c) of the Code and the regulations thereunder require special allocations of income, gain, loss and deduction with respect to contributed property, which tend to eliminate the Book-Tax Difference over the depreciable lives of such property, but which may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the partnership could cause us (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time the properties were contributed to the partnership, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to us as a result of such sale.

     Conversion or Redemption of Series C Preferred Shares. If you convert your Series C Preferred Shares into common shares and receive solely common shares in the conversion, you will generally not recognize gain or loss, except with respect to cash received in lieu of fractional shares. Your tax basis in the common shares received upon conversion generally should equal your tax basis in your Series C Preferred Shares tendered for conversion, less the tax basis allocated to any fractional share for which cash is received. Your holding period in the common shares received upon conversion or exchange of your Series C Preferred Shares will include the holding period of the Series C Preferred Shares so converted or exchanged.

     If you convert your Series C Preferred Shares and we elect to satisfy the amount of the conversion value in cash or a combination of cash and common shares, then to the extent that your receive cash from us in exchange for some or all of your shares, the transaction will be treated as a redemption, the tax consequences of which are described below.

     Holders of Series C Preferred Shares may, in certain circumstances, be deemed to have received constructive distributions of common shares if the conversion rate for the Series C Preferred Shares is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of Series C Preferred Shares, however, generally will not be considered to result in a constructive distribution of common shares. Certain of the possible adjustments provided in the Conversion Rate Adjustments section, including but not limited to adjustments with respect to share dividends or the distribution of rights to subscribe for common shares, should qualify as being pursuant to a bona fide, reasonable adjustment formula and should not result in a constructive distribution. In contrast, adjustments in respect of distributions of our indebtedness, cash, or assets to our shareholders (including cash distributions to common shareholders in excess of the dividend threshold amount), for example, will not qualify as being pursuant to a bona fide, reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions in amounts based upon the value of your increased interest in our equity resulting from such adjustments.

     If, upon the occurrence of a fundamental change, you elect to require us to redeem for cash your Series C Preferred Shares, you will recognize capital gain or loss measured by the difference between the amount of cash that you receive upon the redemption and your adjusted basis in your Series C Preferred Shares redeemed (provided that the shares are held as a capital asset) if such redemption (i) results in a "complete termination" of your interest in all classes of our shares under Section 302(b)(3) of the Code or (ii) is "not essentially equivalent to a dividend" with respect to you under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any Series C Preferred Shares owned by you, but also your ownership of our common shares, other series of preferred shares and any options (including share purchase rights) to acquire any of the foregoing. You must also take into account any securities (including options) which are considered to be owned by you by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code. The treatment accorded to any redemption by us (as distinguished from a sale, exchange or other disposition) of Series C Preferred Shares can only be determined on the basis of particular facts as to each holder of the Series C Preferred Shares at the time of redemption. Accordingly, you should consult your tax advisor to determine your tax treatment.

     If the redemption does not meet any of the tests under Section 302 of the Code that are described above, then the redemption proceeds received for your Series C Preferred Shares will be treated as a distribution on your Series C Preferred Shares, with the consequences described under "Taxation of Taxable U.S. Shareholders", "Taxation of non-U.S. Shareholders" and "Taxation of Tax-Exempt Shareholders". If the redemption is taxed as a dividend, your tax basis in your Series C Preferred Shares redeemed will be transferred to any of your other holdings of our shares. If you no longer own any of our shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost in its entirety.

                                  UNDERWRITING

     We and Bear, Stearns & Co. Inc, the underwriter for this offering, have entered into an underwriting agreement concerning the Series C Preferred Shares being offered.

     The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriter is committed to purchase all of the Series C Preferred Shares being offered if any such shares are purchased, other than those shares covered by the over-allotment option described below.

     We have granted the underwriter an option, which may be exercised within thirty (30) days from the date of this prospectus supplement, to purchase up to 400,000 additional Series C Preferred Shares to be sold in this offering at the public offering price, less the underwriting discounts and commissions described on the cover page of this prospectus supplement, to cover over-allotments, if any.

     The following table provides information regarding the per share and total underwriting discounts and commissions that we will pay to the underwriter in connection with this offering.

                                                                             TOTAL
                                                                -------------------------------
                                               PER SERIES C        WITHOUT            WITH
                                              PREFERRED SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                              ---------------   --------------   --------------
Underwriting discounts and commissions
  payable by us.............................      $1.3125         $3,543,750       $4,068,750
                                                  -------         ----------       ----------

     We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $215,000.

     The underwriter proposes to offer the Series C Preferred Shares directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession not to exceed $0.825 per share. The underwriter may allow, and such selected dealers may reallow, a concession not to exceed $0.05 per share. The Series C Preferred Shares will be available for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriter reserves the right to reject any order for purchase of Series C Preferred Shares in whole or in part. After the commencement of this offering, the underwriter may change the public offering price and other selling terms.

     We have agreed in the underwriting agreement to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and, where such indemnification is unavailable, to contribute to payments that the underwriter may be required to make in respect of such liabilities.

     Prior to acceptance of the Series C Preferred Shares for listing on the NYSE, there will be no established trading market for the Series C Preferred Shares. We have applied to list our Series C Preferred Shares on the NYSE under the symbol "LXP-----pc," subject to official notice of issuance. We expect that trading will commence on the NYSE within thirty (30) days after the initial delivery of the Series C Preferred Shares. In order to meet the requirements for listing the Series C Preferred Shares on the NYSE, the underwriter has undertaken to sell (i) Series C Preferred Shares to ensure a minimum of 100 beneficial holders with a minimum of 100,000 Series C Preferred Shares outstanding in the aggregate and (ii) sufficient Series C Preferred Shares so that following this offering, the Series C Preferred Shares have a minimum aggregate market value of $2.0 million. The underwriter has advised us that prior to the commencement of listing on the NYSE, it intends to make a market in the Series C Preferred Shares, but it is not obligated to do so and may discontinue such market-making activities at any time without notice. No assurance can be given as to the liquidity of any trading market for the Series C Preferred Shares.

     In order to facilitate this offering of the Series C Preferred Shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the Series C Preferred Shares in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

     The underwriter may over-allot the Series C Preferred Shares in connection with this offering, thus creating a short position for its own account. Short sales involve the sale by the underwriter of a greater number of shares than it is committed to purchase in this offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriter's over-allotment option to purchase additional Series C Preferred Shares as described above. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares from us through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Series C Preferred Shares in the open market after pricing that could adversely affect investors who purchase in this offering.

     Accordingly, to cover these short sales positions or to stabilize the market price of the Series C Preferred Shares, the underwriter may bid for, and purchase, Series C Preferred Shares in the open market. These transactions may be effected on the NYSE or otherwise. Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales or to stabilize the market price of our Series C Preferred Shares may have the effect of raising or maintaining the market price of our Series C Preferred Shares or preventing or mitigating a decline in the market price of our Series C Preferred Shares. As a result, the price of the Series C Preferred Shares may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriter is not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

     From time to time, the underwriter and/or its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates for which it has received, and expects to receive, customary fees and commissions for these transactions.

     We expect that delivery of the Series C Preferred Shares will be made against payment thereof on or about December 8, 2004. Delivery will be made solely in book-entry from through DTC.

     We, and our executive officers and trustees, have agreed not to pledge, sell or otherwise transfer any preferred shares for sixty (60) days after the date of this prospectus supplement without first obtaining the written consent of Bear, Stearns & Co. Inc., subject to the exceptions described below. Specifically, we have each agreed not to directly or indirectly:

     - issue, offer, pledge, sell, or contract to sell any common shares, Series C Preferred Shares or any securities convertible into or exchangeable or exercisable for common shares or Series C Preferred Shares (the "relevant securities");

     - sell any option or contract to purchase any relevant securities;

     - purchase any option or contract to sell any relevant securities;

     - pledge, borrow or dispose of any relevant securities;

     - grant any option, right or warrant to purchase any relevant securities;

     - establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position";

     - otherwise dispose of or transfer any relevant securities; or

     - enter into any swap, derivate or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Relevant Securities whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     Our lock-up agreement contains exceptions that permit us to issue (i) common shares upon conversion of the Series C Preferred Shares, (ii) common shares upon the exercise of currently outstanding options, (iii) common shares and options pursuant to employee benefit plans, (iv) common shares upon grant or exercise of options or issuance or sale of shares pursuant to employee stock option, stock purchase or incentive plans currently in effect, (v) common shares pursuant to our dividend reinvestment plan, (vi) common shares upon conversion of currently outstanding convertible securities, (vii) operating partnership units of Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. (collectively, "OP Units") in connection with acquisitions, joint ventures and similar arrangements so long as each recipient of such OP Units executes and delivers to the underwriter a lock-up agreement in form and substance satisfactory to the underwriter pursuant to which each such recipient agrees not to sell or transfer those OP Units (or common shares issued upon the exchange of such OP Units) in a public market transaction for the remainder of the sixty (60) day period commencing on the date of this prospectus supplement and (viii) common shares upon the exchange of OP Units. The lock-up agreements between the underwriter and our executive officers and trustees contain exceptions that permit our executive officers and trustees to (i) make gifts; (ii) make transfers to affiliates; (iii) exercise share options granted pursuant to our share option plans; (iv) exchange OP Units for our common shares; (v) make transfers to family members; (vi) transfer OP Units in certain charitable donations and exchange such OP Units for our common shares in connection with such charitable donations; and (vii) make other charitable donations; provided that with respect to any transfer pursuant to the foregoing clause (i), (ii), (v), or (vii), each transferee must agree to be bound by the lock-up agreement for the remainder of the 60-day lock-up period.

     Carl D. Glickman, a director of Bear, Stearns & Co. Inc., is presently serving on our board of trustees and will continue to do so at least until the 2005 Annual Meeting of Shareholders. As of the date of this prospectus supplement, Mr. Glickman beneficially owns 161,954 common shares and holds options to purchase an additional 25,000 common shares.

                                 LEGAL MATTERS

     The legal matters described under "Federal Income Tax Considerations" beginning on page S-40 of this prospectus supplement will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving on our board of trustees and will continue to do so at least until the 2005 Annual Meeting of Shareholders. As of the date of this prospectus supplement, Mr. Zachary beneficially owns 46,619 common shares. Legal matters relating to this offering will be passed upon for the underwriter by Willkie Farr & Gallagher. Certain matters of Maryland law will be passed upon for us and for the underwriter by Piper Rudnick LLP, Baltimore, Maryland.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule included in our Annual Report on Form 10-K as of and for the year ended December 31, 2003, as updated by our Current Report on Form 8-K dated December 1, 2004, and incorporated by reference in this prospectus supplement and the accompanying prospectus, have been incorporated herein by reference in reliance on the report, also incorporated herein by reference, of KPMG LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the Securities and Exchange Commission. You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at
prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

     Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.lxp.com and through a variety of databases, including, among others, the SEC's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     - Incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

     - We can disclose important information to you by referring you to those documents; and

     - Information that we file with the SEC will automatically update and supersede this prospectus supplement and the accompanying prospectus.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended:

     - Annual Report on Form 10-K for the year ended December 31, 2003;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

     - Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2004;

     - Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

     - Current Report on Form 8-K filed February 2, 2004 (except any information furnished under Items 5 (to the extent Item 12 applies), 9, and 12);

     - Current Report on Form 8-K filed March 1, 2004;

     - Current Report on Form 8-K filed April 1, 2004;

     - Current Report on Form 8-K filed May 4, 2004 (except any information furnished under Items 5 (to the extent Item 12 applies), 9, and 12);

     - Current Report on Form 8-K filed June 15, 2004;

     - Current Report on Form 8-K filed July 30, 2004 (except any information furnished under Items 5 (to the extent Item 12 applies), 9, and 12);

     - Current Report on Form 8-K filed October 5, 2004;

     - Current Report on Form 8-K filed November 2, 2004 (except any information furnished under Items 2.02 and 7.01);

     - Current Report on Form 8-K filed November 4, 2004;

     - Current Report of Form 8-K filed December 1, 2004; and

     - Our Definitive Proxy Statement on Schedule 14A dated April 14, 2004.

     If any statement in this prospectus supplement is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus supplement.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the offering:

     - Reports filed under Sections 13(a) and (c) of the Exchange Act;

     - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

     - Any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy, by telephone or in writing, of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

          Lexington Corporate Properties Trust
          Attention: T. Wilson Eglin, Chief Executive Officer
          One Penn Plaza
          Suite 4015
          New York, NY 10119-4015
          (212) 692-7200

--------------------------------------------------------------------------------

                                $400,000,000.00

                      LEXINGTON CORPORATE PROPERTIES TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST
                    PREFERRED SHARES OF BENEFICIAL INTEREST
                                DEBT SECURITIES
--------------------------------------------------------------------------------

We are Lexington Corporate Properties Trust, a self-managed and self-administered real estate investment trust formed under the laws of the State of Maryland. This prospectus relates to the public offer and sale by us of one or more series of (i) common shares of beneficial interest, par value $0.0001 per share, (ii) preferred shares of beneficial interest, par value $0.0001 per share, and (iii) senior or subordinated debt securities. The aggregate public offering price of the common shares, preferred shares and debt securities covered by this prospectus, which we refer to collectively as the securities, will not exceed $400,000,000.00 (or its equivalent based on the exchange rate at the time of sale). The securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus.

The specific terms of the securities will be set forth in the applicable prospectus supplement and will include, where applicable: (i) in the case of common shares, any public offering price; (ii) in the case of preferred shares, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; and (iii) in the case of debt securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at our option or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into common or preferred shares, covenants and any public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be consistent with our declaration of trust or otherwise appropriate to preserve our status as a real estate investment trust for federal income tax purposes. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 20 of this prospectus.

The applicable prospectus supplement will also contain information, where appropriate, about the risk factors and federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by that prospectus supplement.

We may offer the securities directly, through agents designated by us from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement. See "PLAN OF DISTRIBUTION." No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common shares and 8.05% Series B Cumulative Redeemable Preferred Stock are traded on the New York Stock Exchange under the symbols "LXP" and "LXP-pb," respectively.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 22, 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Cautionary Statements Concerning Forward-Looking
  Information...............................................    i
About This Prospectus.......................................    i
Our Company.................................................    1
Description Of Our Common Shares............................    2
Description Of Our Preferred Shares.........................    4
Description Of Our Debt Securities..........................    8
Restrictions On Transfers Of Capital Stock And Anti-Takeover
  Provisions................................................   20
Use Of Proceeds.............................................   23
Plan of Distribution........................................   23
Ratios of Earnings to Combined Fixed Charges and Preferred
  Share Dividends...........................................   24
Experts.....................................................   24
Legal Matters...............................................   25
Where You Can Find More Information.........................   25
Incorporation Of Certain Documents By Reference.............   25

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

     Certain information included or incorporated by reference in this prospectus and any applicable prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, ("Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically, adverse developments with respect to our tenants, legislative/regulatory changes including changes to laws governing the taxation of REITs, availability of debt and equity capital, interest rates, competition, supply and demand for properties in our current and proposed market areas, policies and guidelines applicable to REITs and the other factors described under the heading "RISK FACTORS" in any supplement to this prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus and any applicable prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                             ABOUT THIS PROSPECTUS

     All references to "the Company," "we," "our" and "us" in this prospectus mean Lexington Corporate Properties Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term "you" refers to a prospective investor.

                                  OUR COMPANY

     We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Maryland. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance.

     We grow our portfolio primarily by acquiring properties from corporations and other entities in sale-leaseback transactions and from developers of newly-constructed properties built to suit the needs of a corporate tenant. We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that such diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. As part of our ongoing efforts, we expect to continue to effect portfolio and individual property acquisitions and dispositions, through joint ventures and for our own account, expand existing properties, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable. We also expect to continue to enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

     Our operating partnership structure enables us to acquire properties by issuing to sellers, as a form of consideration, limited partnership interests in any of our three operating partnership subsidiaries. We refer to these limited partnership interests as OP units. The OP units are redeemable, after certain dates, for our common shares. We believe that this structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property while preserving our available cash for other purposes, including the payment of dividends and distributions.

     Our principal executive offices are located at 355 Lexington Avenue, New York, New York 10017, our telephone number is (212) 692-7260 and our Internet address is www.lxp.com.

                        DESCRIPTION OF OUR COMMON SHARES

     The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust and our By-Laws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 25 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 25 of this prospectus.

GENERAL

     Under our declaration of trust, our board of trustees has authority to issue 80,000,000 common shares. Under Maryland law, our shareholders generally are not responsible for our debts or obligations as a result of their status as shareholders.

TERMS

     Subject to the preferential rights of any other shares or series of equity securities and to the provisions of our declaration of trust regarding excess shares, holders of our common shares are entitled to receive dividends on our common shares if, as and when authorized and declared by our board of trustees out of assets legally available therefor and to share ratably in those of our assets legally available for distribution to our shareholders in the event that we liquidate, dissolve or wind up, after payment of, or adequate provision for, all of our known debts and liabilities and the amount to which holders of any class of shares classified or reclassified or having a preference on distributions in liquidation, dissolution or winding up have a right.

     Subject to the provisions of our declaration of trust regarding excess shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as otherwise required by law or except as otherwise provided in our declaration of trust with respect to any other class or series of shares, the holders of our common shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of our outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining common shares will not be able to elect any trustees.

     Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

     We furnish our shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

     Subject to the provisions of our declaration of trust regarding excess shares, all of our common shares will have equal dividend, distribution, liquidation and other rights and will have no preference, appraisal or exchange rights.

     Pursuant to the Maryland REIT Law, a real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in our declaration of trust. Our declaration of trust provides that those actions, with the exception of certain amendments to our declaration of trust for which a higher vote requirement has been set, will be valid and effective if authorized by holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (which is commonly referred to as the Code), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 20 of this prospectus.

TRANSFER AGENT

     The transfer agent and registrar for our common shares is Mellon Investor Services, LLC.

                      DESCRIPTION OF OUR PREFERRED SHARES

     The following summary of the material terms and provisions of our preferred shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust (including any applicable articles supplementary, amendment or annex to our declaration of trust designating the terms of a series of preferred shares) and our By-Laws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 25 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 25 of this prospectus.

GENERAL

     Under our declaration of trust, we have authority to issue 10,000,000 preferred shares from time to time, in one or more series, as authorized by our board of trustees. As of the date of this prospectus, the only series of preferred shares that are outstanding are our 8.05% Series B Cumulative Redeemable Preferred Stock. See "-- Terms of Our 8.05% Series B Cumulative Redeemable Preferred Stock" below; all of our Series A Senior Cumulative Convertible Preferred Stock, par value $0.0001 per share, were converted into our common shares in April 2002.

     Subject to limitations prescribed by Maryland law and our declaration of trust, our board of trustees is authorized to fix the number of shares constituting each series of preferred shares and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. The preferred shares will, when issued against payment therefor, be fully paid and nonassessable and will not be subject to preemptive rights. Our board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares over the then-current market price of their shares.

TERMS

     Reference is made to the applicable prospectus supplement relating to the preferred shares offered thereby for specific terms, including:

         (1) the title and stated value of the preferred shares;

         (2) the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

         (3) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

         (4) the date from which dividends on the preferred shares shall accumulate, if applicable;

         (5) the provisions for a sinking fund, if any, for the preferred shares;

         (6) the provisions for redemption, if applicable, of the preferred shares;

         (7) any listing of the preferred shares on any securities exchange;

         (8) the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

         (9) a discussion of federal income tax considerations applicable to the preferred shares;

         (10) the relative ranking and preferences of the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

         (11) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

         (12) any limitations on direct or beneficial ownership of our securities and restrictions on transfer of our securities, in each case as may be appropriate to preserve our status as a REIT; and

         (13) any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

RANK

     Unless otherwise specified in the applicable prospectus supplement, the preferred shares rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and allocation of our earnings and losses: (i) senior to all classes or series of our common shares, and to all equity securities ranking junior to the preferred shares, (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred shares; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred shares. As used in this prospectus, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Subject to any preferential rights of any outstanding securities or series of securities, the holders of preferred shares will be entitled to receive dividends, when, as and if declared by our board of trustees, out of assets legally available for payment. Dividends will be paid at such rates and on such dates as will be set forth in the applicable prospectus supplement. Dividends will be payable to the holders of record of preferred shares as they appear on our share transfer books on the applicable record dates fixed by our board of trustees. Dividends on any series of our preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement.

REDEMPTION

     If so provided in the applicable prospectus supplement, the preferred shares offered thereby will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares ranking junior to our preferred shares, the holders of our preferred shares shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred shares and the corresponding amounts payable on all of our other outstanding equity securities ranking on a parity with the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our preferred shares and the holders of such other outstanding equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions are made in full to all holders of our preferred shares, our remaining assets shall be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares.

     If we consolidate or merge with or into, or sell, lease or convey all or substantially all of our property or business to, any corporation, trust or other entity, such transaction shall not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

VOTING RIGHTS

     Unless otherwise from time to time required by law, or as otherwise indicated in the applicable prospectus supplement, holders of our preferred shares will not have any voting rights.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which our preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

RESTRICTIONS ON OWNERSHIP

     For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any series of our preferred shares. Therefore, the applicable amendment or annex to our declaration of trust designating the terms of a series of preferred shares may contain provisions restricting the ownership and transfer of such preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to the preferred shares being offered thereby. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 20 of this prospectus.

TRANSFER AGENT

     The transfer agent and registrar for our preferred shares will be set forth in the applicable prospectus supplement.

TERMS OF OUR 8.05% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

     GENERAL. In June 2003, we sold 3,160,000 preferred shares of beneficial interest classified as 8.05% Series B Cumulative Redeemable Preferred Stock, which we refer to as the Series B Preferred Shares. The Series B Preferred Shares are not convertible into our common shares and are listed on the New York Stock Exchange under the symbol "LXP-pb."

     DIVIDENDS. The holders of the Series B Shares are entitled to receive cumulative cash dividends at a rate of 8.05% of the $25.00 liquidation preference per year (equivalent to $2.0125 per year per share).

     LIQUIDATION PREFERENCE. If we liquidate, dissolve or wind up, holders of our Series B Preferred Shares will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment before any payments are made to the holders of our common shares and any other capital shares ranking junior to the Series B Preferred Shares as to liquidation rights.

     REDEMPTION. We may not redeem the Series B Preferred Shares prior to June 19, 2008, except in limited circumstances relating to the preservation of our status as a REIT. On or after June 19, 2008, we may, at our option, redeem the Series B Preferred Shares, in whole or in part, at any time and from time to time, for cash equal to $25.00 per share, plus any accrued and unpaid dividends, if any, to and including the date of redemption.

     CONVERSION. The Series B Preferred Shares are not convertible into, or exchangeable for, any other property or securities, except that we may exchange shares of the Series B Preferred Shares for shares of excess stock in order to ensure that we remain a qualified REIT for federal income tax purposes.

     RANK. With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series B Preferred Share rank (i) senior to all classes or series of our common shares and to all equity securities ranking junior to our Series B Preferred Shares, (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with our Series B Preferred Shares, and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to our Series B Preferred Shares.

     VOTING RIGHTS. Holders of the Series B Preferred Shares will generally have no voting rights. However, if we do not pay dividends on the Series B Preferred Shares for six or more quarterly periods (whether or not consecutive), the holders of the Series B Preferred Shares voting together as a class with the holders of all other classes or series of our equity securities ranking on parity with the Series B Preferred Shares which are entitled to similar voting rights, will be entitled to vote at the next annual meeting of our shareholders for the election of two additional trustees to serve on our board of trustees until all unpaid cumulative dividends have been paid or declared and set apart for payment.

                       DESCRIPTION OF OUR DEBT SECURITIES

     We will issue our debt securities under one or more separate indentures between us and a trustee that we will name in the applicable supplement to this prospectus. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus is a part. Following its execution, the indenture will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.

     The following summary describes certain material terms and provisions of the indenture and our debt securities. This summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable supplement to this prospectus. You should read the indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. For information on incorporation by reference, and how to obtain a copy of the indenture, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 25 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 25 of this prospectus.

GENERAL

     The debt securities will be direct obligations of the Company, which may be secured or unsecured and may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"). The debt securities will be issued under one or more indentures in the form filed as an exhibit to the Registration Statement of which this prospectus is a part (the "Form of Indenture"). As provided in the Form of Indenture, the specific terms of any Debt Security issued pursuant to an indenture will be set forth in one or more Supplemental Indentures, each dated as of a date of or prior to the issuance of the debt securities to which it relates (the "Supplemental Indentures" and each a "Supplemental Indenture"). Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (an "Indenture Trustee"), which may be the same Indenture Trustee, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the debt securities and the Indentures are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such debt securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

     The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "-- Subordination." The particular terms of the debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement, along with any applicable federal income tax considerations unique to such debt securities. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the prospectus supplement relating thereto and the description of the debt securities set forth in this prospectus.

     Except as set forth in any prospectus supplement, the debt securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more Supplemental Indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.
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

     The Form of Indenture provides that the Company may, but need not, designate more than one Indenture Trustee thereunder, each with respect to one or more series of debt securities. Any Indenture Trustee under an Indenture may resign or be removed with respect to one or more series of debt securities and a successor Indenture Trustee may be appointed to act with respect to such series. If two or more persons are acting as Indenture Trustee with respect to different series of debt securities, each such Indenture Trustee shall be an Indenture Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Indenture Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Indenture Trustee may be taken by each such Indenture Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Indenture Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of such debt securities, including the following specific terms:

         (1) The title of such debt securities and whether such debt securities are secured or unsecured or Senior Securities or Subordinated Securities;

         (2) The aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

         (3) The price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of the maturity thereof, or (if applicable) the portion of the principal amount of such debt securities that is convertible into common shares or preferred shares, or the method by which any such portion shall be determined;

         (4) If convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the common shares or preferred shares receivable on conversion;

         (5) The date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

         (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

         (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (8) The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company with respect to such debt securities and the applicable Indenture may be served;

         (9) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

         (10) The obligation, if any, of the Company to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

         (11) If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

         (13) Whether such debt securities will be issued in certificated or book-entry form and, if so, the identity of the depository for such debt securities;

         (14) Whether such debt securities will be in registered or bearer form or both and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         (15) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

         (16) Whether and under what circumstances the Company will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment;

         (17) Any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or set forth in the applicable Indenture with respect to such debt securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

         (18) The provisions, if any, relating to the security provided for such debt securities; and

         (19) Any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture.

     If so provided in the applicable prospectus supplement, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

     Except as may be set forth in any prospectus supplement, neither the debt securities nor the Indenture will contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control, regardless of whether such indebtedness, transaction or change of control is initiated or supported by the Company, any affiliate of the Company or any other party. However, certain restrictions on ownership and transfers of the common shares and preferred shares are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 20 of this prospectus. Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

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

     Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable Indenture Trustee, the address of which will be stated in the applicable prospectus supplement; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the corporate trust office of the applicable Indenture Trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Indenture Trustee or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Indenture Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable Indenture Trustee) initially designated by the Company with respect to any series of debt securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of debt securities.

     Neither the Company nor any Indenture Trustee shall be required (i) to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures will provide that the Company may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, is organized under the laws of any domestic jurisdiction and assumes the Company's obligations to pay principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Indenture Trustee.

CERTAIN COVENANTS

     EXISTENCE. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its board of trustees determines that the preservation thereof is no longer desirable in the conduct of its business by appropriate proceedings.

     MAINTENANCE OF PROPERTIES. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     INSURANCE. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service, in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

     PAYMENT OF TAXES AND OTHER CLAIMS. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

     PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (i) to file with the applicable Indenture Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

     ADDITIONAL COVENANTS. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable prospectus supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of debt securities issued thereunder (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) a default under any bond, debenture, note or other evidence of

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

indebtedness for money borrowed by the Company or any of its subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $30,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any its subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $30,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, with such obligations being accelerated and not rescinded or annulled;
(vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (vii) any other event of default provided with respect to a particular series of debt securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an event of default under any Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Indenture Trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Indenture Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Indenture Trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Indenture Trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities than outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Indenture Trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will require each Indenture Trustee to give notice to the holders of debt securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Indenture Trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect to any Debt Security of such series) if specified responsible officers of such Indenture Trustee consider such withholding to be in the interest of such holders.

     The Indentures will provide that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

     The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, an Indenture Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of debt securities then outstanding under such Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Indenture Trustee, or of exercising any trust or power conferred upon such Indenture Trustee. However, an Indenture Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Indenture Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Indenture Trustee thereunder without the consent of any holder of debt securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of debt securities;

(iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form; provided that such action shall not adversely affect the interest of the holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture; provided that any such change or elimination shall be effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities; (vii) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into common shares or preferred shares; (viii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under an Indenture by more than one Indenture Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture; provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities; provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

     The Indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt securities of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture, and (iv) debt securities owned by the Company or any other obligor upon the debt securities or an affiliate of the Company or of such other obligor shall be disregarded.

     The Indentures will contain provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the applicable Indenture Trustee, and also, upon request by the Company or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series; (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     Unless otherwise provided in the applicable prospectus supplement, Subordinated Securities will be subject to the following subordination provisions.

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Company to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Indebtedness or other indebtedness of the Company and its subsidiaries. As a result of these subordination provisions in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than senior creditors of the Company.

     Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a part or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (v) indebtedness obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (vi) any binding commitment of the real estate investment, in each case other than (a) any such indebtedness, obligation or liability referred to in clauses (i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (b) any such indebtedness obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (c) the Subordinated Securities. There will not be any restriction in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

     If this prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable prospectus supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of debt securities issued under any Indenture that have not already been delivered to the applicable Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Indenture Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures will provide that, unless otherwise indicated in the applicable prospectus supplement, the Company may elect either (i) to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, to hold moneys for payment in trust and, with respect to Subordinated debt securities which are convertible or exchangeable, the right to convert or exchange) with respect to such debt securities ("defeasance") or (ii) to be released from its obligations with respect to such debt securities under the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Indenture Trustee, in trust, of an amount in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Indenture Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such debt securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable prospectus supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,
(i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     If the Company effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such debt securities) or described in clause (vii) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable Indenture Trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the debt securities are convertible into common shares or preferred shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include whether such debt securities are convertible into common shares or preferred shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

     Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the Indenture Trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Company to a paying agent or an Indenture Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

    RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS

RESTRICTIONS RELATING TO REIT STATUS

     For us to qualify as a REIT under the Code, among other things, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To assist us in continuing to remain a qualified REIT, our declaration of trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our equity shares, defined as common shares or preferred shares. We refer to this restriction as the Ownership Limit. Our board of trustees may waive the Ownership Limit if evidence satisfactory to our board of trustees and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of equity shares or any security convertible into equity shares that would create a direct or indirect ownership of equity shares in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in the equity shares being owned by fewer than 100 persons or results in us being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such equity shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     Equity shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit, will automatically be exchanged for excess shares that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of our capital stock may be ultimately transferred without violating the Ownership Limit. While the excess shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of excess shares prior to our discovery that equity shares have been transferred in violation of the provisions of our declaration of trust will be repaid to us upon demand. The excess shares are not treasury shares, but rather constitute a separate class of our issued and outstanding shares. The original transferee-shareholder may, at any time the excess shares are held by us in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the equity shares exchanged into such excess shares would be permitted under our declaration of trust, at a price not in excess of the price paid by the original transferee-shareholder for the equity shares that were exchanged into excess shares, or, if the transferee-shareholder did not give value for such shares, a price not in excess of the market price (as determined in the manner set forth in our declaration of trust) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the excess shares will automatically be exchanged for equity shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

     In addition to the foregoing transfer restrictions, we will have the right, for a period of 90 days during the time any excess shares are held by us in trust, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the equity shares by the original transferee-shareholder or the market price (as determined in the manner set forth in our declaration of trust) of the equity shares on the date we exercise our option to purchase. The 90-day period begins on the date on which we receive written notice of the transfer or other event resulting in the exchange of equity shares for excess shares.

     Each shareholder will be required, upon demand, to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as our board of trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This Ownership Limit may have the effect of precluding an acquisition of control unless our board of trustees determines that maintenance of REIT status is no longer in our best interests.

AUTHORIZED CAPITAL

     Under our declaration of trust, we have authority to issue up to 130,000,000 shares of beneficial interest par value $0.0001 per share, of which 80,000,000 shares are classified as common shares, 40,000,000 shares are classified as excess shares and 10,000,000 shares are classified as preferred shares. We may issue such shares (other than reserved shares) from time to time in the discretion of our board of trustees to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated preferred shares may be issued in one or more additional classes with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as will be fixed by our board of trustees. Our board of trustees is authorized to classify and reclassify any unissued shares of our capital stock by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares. This authority includes, without limitation, subject to the provisions of our declaration of trust, authority to classify or reclassify any unissued shares into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and reclassify shares of any class into one or more series of that class.

     In some circumstances, the issuance of preferred shares, or the exercise by our board of trustees of its right to classify or reclassify shares, could have the effect of deterring individuals or entities from making tender offers for our common shares or seeking to change incumbent management.

MARYLAND LAW

     Maryland law includes certain other provisions which may also discourage a change in control of management. Maryland law provides that, unless an exemption applies, we may not engage in any "business combination" with an "interested stockholder" or any affiliate of an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination with such interested stockholder unless the combination is recommended by our board of trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of all of our outstanding voting shares, and (ii) 66 2/3% of the votes entitled to be cast by all holders of outstanding voting shares other than voting shares held by the interested stockholder. An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, 10% or more of the outstanding voting shares of a Maryland real estate investment trust. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by our board of trustees prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by our shareholders in exchange for common shares that satisfies certain "fair price" conditions, such supermajority voting requirements do not apply.

     Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or trustees who are employees of the trust. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by that person, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

     - one-tenth or more but less than one-third;

     - one-third or more but less than a majority; or

     - a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

     A "control share acquisition" means the acquisition of ownership of or the power to direct the exercise of voting power of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the trust's board of trustees to call a special meeting of shareholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders' meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as permitted by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by our declaration of trust or by-laws prior to the control share acquisition. No such exemption appears in our declaration of trust or by-laws. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

CERTAIN ELECTIVE PROVISIONS OF MARYLAND LAW

     Publicly-held Maryland statutory real estate investment trusts ("REITs") may elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland REIT in its declaration of trust or bylaws ("charter documents") or by resolution adopted by its board of trustees so long as the REIT has at least three trustees who, at the time of electing to be subject to the provisions, are not:

     - officers or employees of the REIT;

     - persons seeking to acquire control of the REIT;

     - trustees, officers, affiliates or associates of any person seeking to acquire control; or

     - nominated or designated as trustees by a person seeking to acquire control.

     Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland REIT elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of these articles supplementary.

     The Maryland law provides that a REIT can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that REIT's existing charter documents:

     CLASSIFIED BOARD: The REIT may divide its board into three classes which, to the extent possible, will have the same number of trustees, the terms of which will expire at the third annual meeting of shareholders after the election of each class;

     TWO-THIRDS SHAREHOLDER VOTE TO REMOVE TRUSTEES ONLY FOR CAUSE: The shareholders may remove any trustee only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the shareholders generally in the election of trustees, but a trustee may not be removed without cause;

     SIZE OF BOARD FIXED BY VOTE OF BOARD: The number of trustees will be fixed only by resolution of the board;

     BOARD VACANCIES FILLED BY THE BOARD FOR THE REMAINING TERM: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successor is elected and qualified; and

     SHAREHOLDER CALLS OF SPECIAL MEETINGS: Special meetings of shareholders may be called by the secretary of the REIT only upon the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the Maryland General Corporation Law.

     We have not elected to be governed by these specific provisions. However, our declaration of trust and/or bylaws, as applicable, already provide for an 80% vote to remove trustees only for cause, and that the number of trustees may be determined by a resolution of our Board, subject to a minimum number. In addition, we can elect to be governed by any or all of the provisions of the Maryland law at any time in the future.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include the acquisition of additional properties, the repayment of outstanding indebtedness or the improvement of certain properties already in our portfolio.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     We may sell equity securities in an offering "at the market" as defined in Rule 415 under the Securities Act or negotiated transactions. One or more of A.G. Edwards & Sons, Inc., Bear, Stearns & Co. Inc., Cantor Fitzgerald & Co., Friedman, Billings, Ramsey & Co., Inc., Raymond James & Associates, Inc. and Wachovia Capital Markets, LLC may act as underwriters in connection with such an offering. None of the broker-dealers listed in the preceding sentence shall be an underwriter in connection with any offering of our equity securities unless such broker-dealer is named as an underwriter in the applicable prospectus supplement. Unless the prospectus supplement states otherwise, our agent in "at the market" or negotiated transactions will act on a best-efforts basis for the period of its appointment.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company and/or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable prospectus supplement.

     Unless otherwise specified in the related prospectus supplement, each series of Securities will be a new issue with no established trading market, other than the common shares which are listed on the NYSE. Any common shares sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of debt securities or preferred shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

     The following table sets forth our historical ratio of earnings to combined fixed charges and preference dividends for the periods indicated:

                                                    SIX
                                                   MONTHS
                                                   ENDED         YEAR ENDED DECEMBER 31,
                                                  JUNE 30,   --------------------------------
                                                    2003     2002   2001   2000   1999   1998
                                                  --------   ----   ----   ----   ----   ----
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED SHARE DIVIDENDS.....................    1.34     1.81   1.41   1.55   1.57   1.49

     The ratios of earnings to fixed charges were computed by dividing earnings by charges. For this purpose, earnings consist of pre-tax income from continued operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense and the amortization of debt issuance costs.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule included in our Annual Report on Form 10-K as of and for the year ended December 31, 2002, as updated by the Current

Report on Form 8-K filed on September 30, 2003 and incorporated by reference into this prospectus, have been incorporated herein by reference in reliance on the report, also incorporated herein by reference, of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving on our board of trustees and will continue to do so at least until the 2004 Annual Meeting of Shareholders. As of September 4, 2003, Mr. Zachary beneficially owned 42,383 common shares. Certain legal matters under Maryland law, including the legality of the Securities covered by this prospectus, will be passed on for us by Piper Rudnick LLP, Baltimore, Maryland.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act (although with respect to the Form 8-Ks listed below, we are only incorporating by reference those portions of such Form 8-Ks that were deemed "filed" with the SEC and not those portions that were deemed "furnished" to the SEC):

         1. Our Annual Report on Form 10-K (Commission File No. 1-12386) for the year ended December 31, 2002.

         2. Our Definitive Proxy Statement on Schedule 14-A (Commission File No. 1-12386), dated April 15, 2003.

         3. Our Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended March 31, 2003.

         4. Our Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended June 30, 2003.

         5. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on April 28, 2003.

         6. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on May 6, 2003.

         7. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on June 11, 2003.

         8. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on July 24, 2003.

         9. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on September 9, 2003.

         10. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on September 30, 2003.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Patrick Carroll, Chief Financial Officer
         Lexington Corporate Properties Trust
         355 Lexington Avenue
         New York, New York 10017
         (212) 692-7260

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
About This Prospectus Supplement......     i
Cautionary Statements Concerning
  Forward-Looking Information.........     i
Prospectus Supplement Summary.........   S-1
Risk Factors..........................  S-10
Use Of Proceeds.......................  S-22
Description Of Series C Preferred
  Shares..............................  S-23
Restrictions On Transfers Of Capital
  Stock And Anti-Takeover
  Provisions..........................  S-40
Federal Income Tax Considerations.....  S-40
Underwriting..........................  S-53
Legal Matters.........................  S-55
Experts...............................  S-55
Available Information.................  S-55
Incorporation Of Information We File
  With The SEC........................  S-57
PROSPECTUS
Cautionary Statements Concerning
  Forward-Looking Information.........     i
About This Prospectus.................     i
Our Company...........................     1
Description Of Our Common Shares......     2
Description Of Our Preferred Shares...     4
Description Of Our Debt Securities....     8
Restrictions On Transfers Of Capital
  Stock And Anti-Takeover
  Provisions..........................    20
Use Of Proceeds.......................    23
Plan of Distribution..................    23
Ratios of Earnings to Combined Fixed
  Charges and Preferred Share
  Dividends...........................    24
Experts...............................    24
Legal Matters.........................    25
Where You Can Find More Information...    25
Incorporation Of Certain Documents By
  Reference...........................    25

                                2,700,000 SHARES

                                [LEXINGTON LOGO]

                      LEXINGTON CORPORATE PROPERTIES TRUST

                           6.50% SERIES C CUMULATIVE
                          CONVERTIBLE PREFERRED STOCK
                             LIQUIDATION PREFERENCE
                                $50.00 PER SHARE
                 ----------------------------------------------

                             PROSPECTUS SUPPLEMENT
                ------------------------------------------------
                            BEAR, STEARNS & CO. INC.
                                DECEMBER 3, 2004